Filed Pursuant to Rule 424(b)(1) and (3)
                                                     Registration No. 333-19629




PROSPECTUS

                                1,250,000 Shares

                         [NEOSE TECHNOLOGIES, INC. LOGO]

                                  Common Stock

                              ---------------------

         All of the 1,250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by Neose Technologies, Inc. ("Neose" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "NTEC." On January 23, 1997, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $18.125 per share. See "Price Range of Common Stock."

                              ---------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                              ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                           Price to              Placement Agent             Proceeds to
                                            Public                   Fees (1)               Company (2)(3)
------------------------------------------------------------------------------------------------------------------
Per Share......................             $17.50                   $1.00                      $16.50
------------------------------------------------------------------------------------------------------------------
Total..........................           $21,875,000              $1,250,000                 $20,625,000
==================================================================================================================

(1) The Common Stock is being offered on an all or none basis by the Company to selected institutional investors. Vector Securities International, Inc. (the "Placement Agent") has been retained to act, on a best efforts basis, as agent for the Company in connection with the arrangement of this transaction. The Company has agreed to pay the Placement Agent a fee in connection with the arrangement of this transaction and reimburse the Placement Agent for certain out-of-pocket expenses. The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

(2) The termination date of the offering is January 29, 1997, subject to extension by mutual agreement of the Company and the Placement Agent. Prior to the closing date of this best efforts, all or nothing, offering all investor funds will promptly be placed in escrow with Citibank, N.A., as escrow agent for funds collected in connection with the offering (the "Escrow Agent"), in an escrow account established for the benefit of the investors. Upon receipt of notice from the Escrow Agent that investors have affirmed purchase of the Common Stock and deposited the requisite funds in the escrow account, the Company will deposit with The Depository Trust Company ("DTC") the shares of Common Stock to be credited to the accounts of the investors and will collect the investor funds from the Escrow Agent. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited with the Escrow Agent will promptly be returned to the investors. See "Plan of Distribution."

(3)      Before deducting expenses payable by the Company estimated at $285,000.

                              ---------------------

                      Vector Securities International, Inc.

                The date of this Prospectus is January 23, 1997.

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


                               PROSPECTUS SUMMARY

         The statements in this Prospectus that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including the factors described under "Risk Factors" and the other risks described in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors."


                                   The Company

         Neose Technologies, Inc. ("Neose" or the "Company") is focused on the enzymatic synthesis of complex carbohydrates (oligosaccharides), and the discovery and development of complex carbohydrates for nutritional and pharmaceutical uses. Complex carbohydrates serve as attachment sites for many pathogens that cause infectious diseases. Present on all cells, these compounds also play a critical role in the immune response. Because oligosaccharides are difficult and expensive to produce, their commercial development has been significantly limited despite the role they play in human diseases. The Company believes that its proprietary Multi-Transferase Reaction ("MTR") technology enables, for the first time, the rapid and cost-efficient production of naturally-occurring oligosaccharides. The Company, with Abbott Laboratories ("Abbott"), a leading provider of infant formula in the United States, is applying its MTR technology to the development of breast milk oligosaccharides as additives to infant formula. Breast milk oligosaccharides are believed to play an important anti-infective role in infants. In its therapeutic development programs, the Company is using its technology to develop complex carbohydrates as pharmaceuticals to treat various bacterial infections, such as gastrointestinal and pediatric ear infections, and to prevent xenotransplant rejection.

         All human cell surfaces have complex carbohydrates that serve as specific binding sites for other molecules and cells, including pathogens such as bacteria, viruses, and other infectious microorganisms. In addition, soluble oligosaccharides (oligosaccharides not bound to cells) produced by the body are found in many body fluids. These soluble complex carbohydrates are identical to the complex carbohydrates on cell surfaces, and are believed to serve as decoys that bind to pathogens, preventing the pathogens from binding to cells and causing disease. The Company believes that naturally-occurring oligosaccharides can be developed into anti-infective pharmaceutical and healthcare products that are less likely to cause adverse side-effects, and less likely to result in resistant strains of infectious agents, than synthetic drugs or traditional antibiotics.

         Difficulties in producing oligosaccharides efficiently and in sufficient quantities have significantly limited their development and commercialization as pharmaceutical or healthcare products. Neose's proprietary MTR technology utilizes enzymes as part of a molecular assembly line to synthesize a wide variety of oligosaccharides. These enzymes, or glycosyltransferases, are catalysts that join monosaccharides together in highly specific ways. Neose has developed various methods to obtain the glycosyltransferases necessary to manufacture many naturally-occurring oligosaccharides. Utilizing its proprietary MTR technology, the Company believes it can produce these naturally-occurring complex carbohydrates in commercial quantities on a cost-effective basis. These compounds can then be used as lead compounds for pharmaceutical development and for other healthcare applications.

         Neose is applying its proprietary technologies to develop the following products:

         Nutritional Additives. Breast milk contains more than two dozen soluble oligosaccharides that are believed to play an important anti-infective role in infants by preventing the attachment of certain bacteria to gastrointestinal, respiratory, and urinary tract cells. The Company has entered into a strategic alliance with Abbott for the commercialization of breast milk oligosaccharides for nutritional applications. Abbott, through its Similac(R) and Isomil(R) products, is a leading provider of infant formula in the United States. The Company's first oligosaccharide, NE-1340, is being developed as an additive to Abbott's infant formula products. The Company believes that the development and commercialization of this additive may occur more rapidly than pharmaceutical product development.

         Pharmaceuticals. In its pharmaceutical discovery and development efforts, the Company is targeting diseases or indications that are mediated by complex carbohydrates located on cell surfaces, and that affect large patient populations. The Company is currently developing pharmaceutical products for the following indications:

o Gastritis and Peptic Ulcers. The Company is developing NE-0080, a naturally-occurring human gastrointestinal oligosaccharide, to treat gastritis and peptic ulcers caused by Helicobacter pylori ("H. pylori") infections. An estimated four million people suffer from active peptic ulcers each year in the United States, and approximately 500,000 new cases are diagnosed annually. The Company completed Phase IA and Phase IB clinical trials involving 24 healthy subjects in an ascending single dose study and 32 subjects with asymptomatic H. pylori infections in a 10-day repeat dose study, respectively. The results of these studies indicated that NE-0080 was well-tolerated and did not cause any adverse side-effects. A Phase IC study, involving a 28-day repeat dose study in 11 subjects with asymptomatic H. pylori infections, was completed in November 1996. Although the study was designed primarily to test safety, the Company also used the non-invasive, urea breath test ("UBT") to measure H. pylori loads in the subjects over an eight-week period. NE-0080 caused a statistically significant decrement in UBT values. The Company plans to initiate Phase II studies on NE-0080 in early 1997. Neose also is developing NE-1327, a polyvalent configuration of NE-0080 that is significantly more effective than the natural monovalent molecule in inhibiting in vitro binding of H. pylori bacteria to human stomach cells.

o Pediatric Ear Infections. Neose is developing NE-1530, a naturally-occurring human airway oligosaccharide, for the treatment of pediatric ear infections. Middle ear infections, one of the most frequent reasons for pediatrician visits, cause an estimated 30 million office visits and prescriptions each year. Preclinical studies using animal models have indicated that NE-1530 inhibits and reverses the attachment of bacteria that cause ear infections and other respiratory diseases. Neose is currently conducting additional preclinical studies and plans to file in late 1997 an investigational new drug ("IND") application for the treatment of pediatric ear infections. Most bacteria involved in pediatric ear infections also cause acute infections associated with chronic bronchitis and pneumonia. Although the Company has chosen initially to develop NE-1530 to treat pediatric ear infections, the Company also may develop this compound in the future for such other indications.

o Xenotransplant Rejection. An estimated 20,000 human organ transplants were performed in the United States in 1995 and many times that number of patients are believed to die each year due to the lack of available human organs. At the end of 1995, the waiting list for humans awaiting human organs was approximately 44,000, and that list has grown significantly each year. Although substantial resources have been committed to develop animal organs for human transplants, hyperacute rejection ("HAR"), in which the transplanted organ is rejected within minutes of transplantation, remains one of the most critical obstacles to xenotransplantation. HAR results from an antibody-mediated response against an oligosaccharide found on the cell surface of most mammals but absent in humans. The Company is developing NE-0501 to neutralize, or to remove, the human antibodies against the mammalian oligosaccharide. During 1996, the Company conducted preclinical studies in which unmodified pig hearts were grafted into two baboons receiving NE-0501 intravenously to neutralize the target antibodies. These studies demonstrated that NE-0501, while present in the bloodstream in adequate concentrations, allows the in vivo survival of the transplanted organ and neutralizes the antibodies that initiate HAR. The Company is collaborating with other companies that are pursuing xenotransplantation with several different approaches, including transgenic modification of pig organs, and chimeric tolerization of donor organs. The Company believes that the use of oligosaccharides may be an important part of the therapies that will ultimately be utilized in the possible commercialization of xenotransplantation in the future.

         Neose seeks to complement its internal research and development resources through collaborations with corporate partners and research institutions. Under Neose's strategic alliance with Abbott, Abbott has invested $6.0 million in the Company and has paid the Company $5.2 million in contract payments, license fees, and milestone payments, and has agreed to pay further milestone payments and ongoing fees upon the successful commercialization of an infant formula product that includes the Company's compound. In September 1995, Neose entered into an exclusive research collaboration with Bracco Research USA Inc. ("Bracco"), a world leader in diagnostic imaging products and formerly the diagnostics division of Bristol-Myers Squibb Company, to test the effectiveness of oligosaccharides for in vivo imaging purposes.

         The Company's objective is to be the leader in the discovery, development, and manufacture of complex carbohydrates for a wide range of nutritional and healthcare applications. The key elements of the Company's strategy include: (i) continuing development of nutritional additives; (ii) leveraging its core technology to discover and develop pharmaceutical products to treat carbohydrate-mediated diseases; (iii) establishing strategic alliances and research and development collaborations; (iv) continuing to develop its manufacturing capabilities; and (v) pursuing additional applications of its core technology.

         The Company was incorporated in New York in January 1989, commenced operations in 1990 and was reincorporated in Delaware in June 1991 under the name Neose Pharmaceuticals, Inc. In April 1995, the Company changed its name to Neose Technologies, Inc. The Company completed its initial public offering of 2,587,500 shares of Common Stock in February 1996, raising net proceeds of $29.1 million. The Company's executive offices are located at 102 Witmer Road, Horsham, Pennsylvania 19044, and its telephone number is (215) 441-5890.

                                  The Offering

Common Stock offered...................................................................  1,250,000 shares
Common Stock to be outstanding after the offering......................................  9,468,607 shares (1)
Use of proceeds........................................................................  Research and development activities, capital expenditures, working capital,
                                                                                         and general corporate purposes,
                                                                                         including possible acquisitions.  See
                                                                                         "Use of Proceeds."
Nasdaq National Market Symbol..........................................................  NTEC



                          Summary Financial Information
                      (in thousands, except per share data)


                                                                                                       Period from      Period from
                                                                                       Nine Months     inception         inception
                                                                                           Ended       (January 17,     (January 17,
                                                  Year Ended December 31,              September 30,     1989) to         1989) to
                                        ------------------------------------------     -------------   December 31,    September 30,
                                         1991      1992     1993    1994     1995      1995    1996       1995             1996
                                         ----      ----     ----    ----     ----      ----    ----    ------------    -------------

Statement of Operations Data:
Revenues from collaborative
   agreements........................  $    --  $    --  $ 2,600  $    48   $ 1,199  $   876 $  1,006    $   3,846     $   4,852
Research and development expenses ...    1,055    1,941    3,399    5,004     4,733    3,426    4,900       16,476        21,376
General and administrative expenses..      703    1,324    1,577    1,319     1,665    1,172    1,788        6,689         8,477
Interest income (expense), net.......     (107)     (90)     (47)      63       132       73    1,082          (63)        1,019
Net loss.............................   (1,865)  (3,355)  (2,423)  (6,212)   (5,067)  (3,649)  (4,600)     (19,382)      (23,982)
Pro forma net loss per share (2).....                                       $ (1.05)          $ (0.60)
Shares used in computing pro forma
   net loss per share (2)............                                         4,848             7,728


                                                                                                    As of September 30, 1996
                                                                                                -----------------------------------
                                                                                                 Actual              As Adjusted(3)
                                                                                                ---------           ---------------
Balance Sheet Data:
Cash and cash equivalents..............................................................          $ 35,717               $56,057
Total assets...........................................................................            39,032                59,372
Long-term debt (4).....................................................................               683                   683
Deficit accumulated during the development stage.......................................           (23,982)              (23,982)
Total stockholders' equity.............................................................            36,512                56,852

------------------
(1) Does not include, as of January 6, 1997, (i) 147,690 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price per share of $11.18, (ii) 1,199,643 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $10.04 per share, (iii) 260,729 shares of Common Stock reserved for future option grants under the Company's stock option plans, and (iv) 94,369 shares of Common Stock reserved for issuance pursuant to the Company's employee stock purchase plan. See "Management -- 1995 Stock Option/Stock Issuance Plan," "Management -- Employee Stock Purchase Plan," "Description of Capital Stock," and Note 7 of Notes to Financial Statements.
(2)     See Note 2 of Notes to Financial Statements.
(3) Adjusted to give effect to the sale of the Common Stock offered hereby (at a public offering price of $17.50 per share) and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."
(4) The "As Adjusted" amount does not include the long-term debt financing contemplated in connection with the Company's planned purchase of its facility and Good Manufacturing Practices manufacturing expansion. See "Management's Discussion and Analysis of Financial Condition and
        Results of Operations -- Recent Developments."

                                 -------------
           This Prospectus also includes trademarks and trade names of companies other than the Company.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be carefully considered by potential investors in evaluating an investment in the shares of Common Stock offered hereby. These factors may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements made by the Company in this Prospectus.

        Early Stage of Development; Uncertainty of Product Development; Technological Uncertainty; Novel Therapeutic Approach. The Company was founded in 1989 and is at an early stage of development. The Company has not yet completed the development of any of its products and, accordingly, has not begun to market or generate revenues from the commercialization of products. It will be a number of years, if ever, before the Company will recognize significant revenues from product sales or royalties. Substantially all of the Company's revenues received to date have resulted from payments received under its strategic alliance with Abbott. The Company expects that substantially all of its revenues for the foreseeable future will result from payments under its strategic alliance with Abbott, license fees, payments from future strategic alliances and collaborative arrangements, if any, and interest income. Such revenues will be subject to significant fluctuations in both timing and amount. There can be no assurance that the Company will receive royalty revenues from Abbott or that the Company will be successful in entering into other strategic alliances or collaborative arrangements that will result in significant revenues. The Company's products under development will require significant time-consuming and costly research, development, preclinical studies, clinical testing, regulatory approval, and significant additional investment prior to their commercialization, which may never occur. Moreover, the development and commercialization of complex carbohydrates for pharmaceutical applications have been pursued successfully by few companies. There can be no assurance that the Company's research and development programs will be successful, that its oligosaccharide products will exhibit the expected biological activities in humans, that its nutritional additive will be successfully commercialized, that its pharmaceutical products, if developed, will prove to be safe and efficacious in clinical trials, that the Company or its collaborators will obtain the necessary regulatory approvals for its products, or that the Company or its collaborators will be successful in obtaining market acceptance of any of its products. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing, and marketing. The failure by the Company to address such problems and delays successfully would have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, although several companies are focusing research and development efforts in the area of xenotransplantation-based products, such products represent a novel therapeutic approach that has not yet been subject to extensive clinical testing. No xenogeneic organ or living tissue has been approved by the United States Food and Drug Administration ("FDA") for use in humans. There can be no assurance that any xenotransplantation-based products, including the Company's NE-0501 oligosaccharide, will be approved by the FDA or other regulatory authorities, or that, even if so approved, will be accepted by the medical community or third-party payors.

        Dependence on Abbott; Dependence on Other Collaborative Partners. The Company's strategic alliance with Abbott provides, in part, for the receipt by the Company of certain license fees, milestone payments, and, if commercialization occurs, royalty payments. The Company has derived substantially all of its revenues to date from its strategic alliance with Abbott and anticipates that payments from Abbott will constitute all or a substantial portion of its revenues for the next several years. Abbott has the option at any time prior to the first commercial sale, if any, of infant formula containing the Company's nutritional additive, to elect to make the underlying license agreement with the Company non-exclusive, in which event the license fees payable to the Company after commercialization would be reduced by 50%, and Abbott's obligations to make contract and milestone payments would be terminated. Abbott also has the right to terminate the underlying license agreement upon 60 days' notice, in which event it would have no further funding obligations to the Company. In addition, under the terms of the Abbott agreement, if Abbott fails to make appropriate regulatory filings with the FDA for the addition of Neose oligosaccharides in infant formula prior to December 31, 1997, Neose, at its option, may elect to convert the license of Neose technology to a non-exclusive license to Abbott, in which event the license fees payable by Abbott after commercialization would be reduced by 50%, and Abbott's obligations to make contract and milestone payments would be terminated. The success of the strategic alliance will depend on Abbott's own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed or marketed by competitors. The amount and timing of resources Abbott commits to these activities are entirely within Abbott's control. There can be no assurance that Abbott will pursue the development and commercialization of this product or that Abbott will perform its obligations as expected. No assurance can be given that the strategic alliance will result in the successful commercialization of the Company's nutritional additive or that any future milestone payments or fees will be received by the Company. The suspension or termination of the Company's strategic alliance with Abbott, the failure of the strategic alliance to be successful, or the delay in the development or commercialization of the nutritional additive by Abbott would have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Strategic Alliance with Abbott."

        The Company's strategy for the development and commercialization of its pharmaceutical product candidates involves entering into collaborative agreements with pharmaceutical and other companies. The Company may in the future grant to its collaborative partners rights to license and commercialize any products developed under these collaborative agreements, and such rights would limit the Company's flexibility in considering alternatives for the commercialization of such products. Under such agreements, the Company may rely on its collaborative partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture, market, and commercialize certain of the Company's products. The amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. To date, the Company has only entered into a limited number of these collaborative arrangements, and none with respect to pharmaceutical product candidates. There can be no assurance that the Company will be successful in establishing any additional collaborative arrangements, that existing or future collaborative arrangements will be successful in commercializing products, or that the Company will derive any revenues from such arrangements. In addition, the Company's strategy involves entering into multiple, concurrent strategic alliances to pursue pharmaceutical discovery in different disease areas. There can be no assurance that the Company will be able to manage simultaneous programs successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, the Company will be dependent upon the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products. Should a strategic alliance or collaborative partner fail to develop or commercialize a product to which it has rights, the Company's business, financial condition, and results of operations could be materially and adversely affected. See "Business -- Other Collaborative Relationships."

        History of Operating Losses; Uncertainty of Future Profits. The Company has not generated any revenues from operations, except for interest income and revenues from strategic alliances. The Company has incurred losses since its inception and, as of September 30, 1996, had a deficit accumulated during the development stage of approximately $24 million for the period since inception. The Company anticipates incurring additional losses over at least the next several years. Such losses may fluctuate significantly from quarter to quarter and are expected to increase as the Company expands its research and development activities. To achieve profitability, the Company, alone or with others, must successfully commercialize its nutritional additive, develop its pharmaceutical products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce, and market such products. In addition, to the extent the Company relies upon others for research, development, and commercialization activities, the Company's ability to achieve profitability will be dependent upon the success of such outside parties. The time required to reach profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all. See "Management's Discussion and Analysis of Financial Condition and Result of Operations."

        Additional Financing Requirements; Access to Capital. The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to continue its research and development programs. The Company expects that its existing capital resources, together with the net proceeds of this offering and the interest earned thereon, will be adequate to fund its capital requirements through 1999. No assurance can be given that there will be no change that would consume available resources significantly before such time. The Company's future capital requirements and the adequacy of available funds will depend on many factors, including progress in its research and development activities, including its pharmaceutical discovery and development programs, the magnitude and scope of these activities, progress with preclinical studies and clinical trials, the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in existing collaborative research relationships and strategic alliances, the ability of the Company to establish additional collaborative arrangements for product development, the cost of manufacturing scale-up and developing effective marketing activities and arrangements, and the ability of the Company to obtain long-term financing with respect to its planned manufacturing expansion. The Company has made and expects to make capital expenditures in late 1996 and 1997 totaling approximately $7.5 million to expand FDA Good Manufacturing Practices ("GMP") manufacturing capabilities for its compounds under development. In addition, the Company has entered into a non-binding letter of intent with the owner of its leased facility to purchase the facility for a total of approximately $3.8 million contingent upon, among other things, the Company's obtaining financing for the acquisition. Additional funds will be needed by the Company to expand its manufacturing capacity to manufacture commercial quantities of its potential products. The Company is exploring alternatives for long-term financing in connection with its planned GMP manufacturing expansion and the purchase of its facility, including the issuance of taxable and tax exempt bonds. The Company does not currently have any committed sources of additional financing and no commitments have been received by the Company for long-term financing to support the expansion and purchase. To the extent that funds generated from the Company's operations, together with its existing capital resources and the net proceeds of this offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, it is likely that the Company will seek to obtain additional funds through equity or debt financings, collaborative or other arrangements with corporate partners and others, and from other sources. The terms and prices of any such financings may be significantly more favorable to investors than those of the Common Stock sold in this offering, which could have the effect of diluting or adversely affecting the holdings or the rights of existing stockholders of the Company, including investors acquiring Common Stock in this offering. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If adequate additional funds are not available for these purposes or otherwise, the Company may be required to delay, scale back, or eliminate certain of its research and product development activities or certain other aspects of its business or attempt to obtain funds through collaborative arrangements that may require the Company to relinquish some or all of its rights to certain of its intellectual property, product candidates, or products. If adequate funds are not available, the Company's business, financial condition, and results of operations will be materially and adversely affected. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments ."

        Uncertainty Regarding Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain patent protection for its products, preserve its trade secrets, and operate without infringing the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical and biotechnology industries place considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products, and processes. The Company has an exclusive license from the University of Pennsylvania ("Penn") to two U.S. patents as well as certain related foreign patents and patent applications, subject to Penn's reserved right of use, and right to permit use by non-profit organizations, solely for educational and research purposes. Such license terminates upon the expiration of the last to expire licensed patent in each country. The licensor may, at its option, terminate the license upon

60 days' notice if the Company is not using its continuing best efforts to develop or sell a product using the licensed technology.

        In addition, the Company owns three U.S. patents and has licensed two other U.S. patents, and the Company and its licensors have filed a number of U.S. and foreign patent applications. The Company may be dependent on licensors or collaborators to prosecute certain of the Company's patent applications and may be dependent on such parties to protect such patent rights if patents issue. Legal standards relating to the scope of claims and the validity of patents in the biotechnology field are uncertain and still evolving. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that any such patents will provide commercially significant protection to the Company's technology, products, and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not be issued patents which may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. Defense and prosecution of patent claims can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management, and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties, or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property. No assurance can be given that any licenses required under any such third-party patents or proprietary rights would be made available on acceptable terms, if at all.

        The Company's success is also dependent upon the skills, knowledge, and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors, and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company, and require disclosure and assignment to the Company of their ideas, developments, discoveries, and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure. See "Business -- Patents and Proprietary Rights."

        Substantial Competition; Risk of Technological Obsolescence. The Company is engaged in highly competitive industries. The Company competes with many public and private companies, including well-known nutritional products manufacturers, pharmaceutical companies, chemical companies, specialized biotechnology companies, and academic institutions. Many of the Company's competitors have significantly greater financial, scientific, and technical resources, and manufacturing and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience conducting preclinical studies and clinical trials of new pharmaceutical products, and in obtaining regulatory approvals for pharmaceutical products. The Company is relying on Abbott to develop and commercialize its nutritional additive. As a result, the success of the Company's nutritional additive will depend, in significant part, on Abbott's ability to compete in the highly competitive infant formula market. Abbott's principal competitors in this market include Bristol-Myers Squibb Company, American Home Products Corp., Nestle S.A., and Gerber Products Co. Competitors of the Company and its collaborators may develop products that compete successfully with the Company's products and may develop and commercialize such products more rapidly than the Company and its collaborators. In addition, the Company's products may be subject to competition from related products developed by competitors or different products developed using techniques other than those developed by the Company or based on advances that may render the Company's products less competitive or obsolete, uneconomical or otherwise less competitive. Competition may increase further as a result of potential advances from the study of complex carbohydrates and greater availability of capital for investment in this field. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any being developed by the Company, or that would render the Company's technology and products obsolete or noncompetitive. See "Business -- Competition."

        Government Regulation; No Assurance of Product Approval. The Company's product candidates are subject to stringent regulation by a number of government authorities in the United States and other countries, including the FDA. NE-1340, the Company's infant formula ingredient, may be subject to FDA review as a food additive. Substances that are generally recognized as safe ("GRAS") are excluded from the definition of food additives. Information supporting the safety of a food additive is submitted to the FDA in the form of a food additive petition. The food additive petition process is generally expensive and lengthy, frequently requiring several years after the petition is submitted to the FDA. No assurance can be given that, if submitted, the FDA will accept the petition or permit desired labeling claims and that, if accepted, such petition will not result in the establishment of regulations which necessitate costly and time-consuming compliance procedures. This process could be time-consuming and expensive and would have a material adverse effect on the Company's business, financial condition, and results of operations. The FDA has by regulation affirmed a number of substances as GRAS, although it is not required that a substance be affirmed as GRAS by regulation in order to be GRAS. A manufacturer may make an independent determination that there is general recognition of safety of a substance by qualified experts when used for a particular use. There can be no assurance that Abbott will make such a determination or that the FDA will agree with such a determination, if Abbott were to elect to make such a determination. Accordingly, there is a risk that the FDA will disagree with the determination. In such a circumstance the manufacturer must submit a GRAS affirmation petition for the FDA to review and affirm GRAS status by regulation in order to market and sell the additive or formula containing the additive. This process could be time-consuming and expensive and would have a material adverse effect on the Company's business, financial condition, and results of operations.

        If the Company's technology is incorporated in products claiming a therapeutic benefit, such products could be regulated as a drug rather than as a food. Regulation of these products as a drug would require extensive clinical testing and review by the FDA to support the claims made for the product. The uncertainty regarding the regulatory status of this type of product could have a material adverse effect on the Company's business, financial condition, and results of operations.

        Any infant formula containing the Company's nutritional additive will be subject to the provisions of the United States Infant Formula Act, which amended the Food, Drug and Cosmetic Act (the "FDC Act") and established detailed requirements for infant formulas, including their manufacture, composition, and labeling. Pursuant to the Company's agreement with Abbott, Abbott is responsible for all regulatory activities relating to the infant formula additive. There can be no assurance that Abbott will be able to satisfy all applicable regulatory requirements. Abbott may also market infant formula containing the additive in foreign countries. Infant formula regulatory requirements vary widely from country to country, and may be more or less stringent than FDA requirements. The time required to obtain clearances, if required, in foreign countries may be longer or shorter than that required in the United States.

        Prior to marketing, any pharmaceutical product candidates developed by the Company must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes preclinical studies and clinical trials of each compound to establish its safety and effectiveness and requires compliance with FDA good laboratory, clinical, and manufacturing practices during testing and manufacturing, can take many years, requires the expenditure of substantial resources, and gives larger companies with greater financial resources a competitive advantage over the Company. Failure to comply with applicable requirements can result in fines, recall, or seizure of products, total or partial suspension of production, withdrawal of existing product approvals, refusal to approve new drug applications, and criminal prosecution. To date, no pharmaceutical product candidate being developed by the Company has been submitted for approval or has been approved by the FDA or any other regulatory authority for marketing, and there can be no assurance that any such product will ever be approved for marketing, or that the Company will be able to obtain the labeling claims desired for its products. The Company is and will continue to be dependent upon and require that the laboratories and medical institutions conducting its preclinical studies and clinical trials maintain both good laboratory and good clinical practices and that the manufacturers of its compounds maintain compliance with current GMP. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit, or prevent FDA regulatory approval. Delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review. Similar delays also may be encountered in foreign countries. Any delay in obtaining, or failure to obtain, such approvals would adversely affect the Company's ability to generate product revenues or royalties. There can be no assurance that regulatory approval will be obtained for any product developed by the Company. Moreover, even if approval is granted, such approval may entail commercially unacceptable limitations on the labeling claims for which a product may be marketed. Even if such regulatory approval is obtained, a marketed drug or compound and its manufacturer are subject to continual review and inspection, and later discovery of previously unknown problems with the product or manufacturer may result in restrictions or sanctions on such product or manufacturer, including withdrawal of the product from the market, and other enforcement actions. Additional governmental regulations may be promulgated that would delay regulatory approval of the Company's potential products. The Company cannot predict the impact of adverse governmental action that might arise from future legislative and administrative action. See "Business -- Government Regulation."

        No Commercial Manufacturing Capability or Experience. To be successful, the Company's products must be manufactured in commercial quantities under GMP prescribed by the FDA and at acceptable costs. The Company has not yet manufactured any products in commercial quantities and currently does not have the facilities to manufacture any products in commercial quantities under GMP. Existing facilities of the Company are not adequate for commercial scale manufacturing. Therefore, the Company will need to develop its own commercial scale GMP manufacturing facility and/or depend on its collaborators, licensees, or contract manufacturers for the commercial manufacture of its products. In the event the Company determines to establish a manufacturing facility, it will require substantial additional funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such a facility. The Company has no experience in such commercial manufacturing, and there can be no assurance that the Company will be able to establish such a facility successfully and, if established, that it will be able to manufacture products in commercial quantities for sale at competitive prices. If the Company determines to rely on collaborators, licensees, or contract manufacturers for the commercial manufacture of its products, the Company will be dependent on such corporate partners or other entities for, and will have only limited control over, the commercial manufacturing of its products. There can be no assurance that the Company will be able to enter into any such manufacturing arrangements on acceptable terms, if at all. If the Company is not able to enter into commercial manufacturing agreements, it could encounter delays in introducing its products into certain markets, or find that the manufacture of its products in these markets is adversely affected. There can be no assurance that the parties to the Company's future commercial manufacturing agreements will perform their obligations as expected, or that any revenue will be derived from these commercial manufacturing agreements. See "Business -- Manufacturing."

        Limited Clinical Trial Experience; No Marketing or Sales Capability or Experience. Before obtaining required regulatory approvals for the commercial sale of its pharmaceutical product candidates, the Company must demonstrate through human clinical trials that such products are safe and efficacious for use. To date, the Company has very limited experience in conducting clinical trials. The Company will either need to rely on third parties to design and conduct any required clinical trials or expend resources to hire additional personnel to administer such clinical trials. There can be no assurance that the Company will be able to find appropriate third parties to design and conduct clinical trials or that it will have the resources to hire personnel to administer clinical trials in-house.

        The Company has no experience in marketing, distributing, or selling nutritional additives or pharmaceutical products, and will have to develop a sales force and/or rely on its collaborators, licensees, or arrangements with others to provide for the marketing, distribution, and sales of its products. There can be no assurance that the Company will be able to establish marketing, distribution, and sales capabilities or make arrangements with third parties to perform such activities on acceptable terms, if at all. See "Business -- Marketing, Distribution, and Sales."

        Risks Associated with the Infant Formula Industry. To the extent NE-1340 is added to infant formula, the Company is subject to the risks generally associated with the infant formula industry. These risks include: (i) product tampering or production defects may occur requiring a recall of infant formula containing NE-1340, or may reduce the demand for such infant formula; (ii) an ingredient in such formula, including NE-1340, may be banned or its use limited or declared unhealthful; and (iii) sales of infant formula may decline or use of NE-1340 may be limited or discontinued due to real or perceived health concerns, adverse publicity, or other reasons beyond the control of the Company.

        Dependence on Key Personnel. The Company is highly dependent upon the efforts of its senior management and scientific team. The loss of the services of one or more members of the senior management and scientific team could significantly impede the achievement of the Company's business and product development objectives. Due to the specialized scientific nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified scientific, technical, and key management personnel. The number of qualified scientific personnel is limited, and there is intense competition for such persons and for other qualified personnel in the areas of the Company's activities. There can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its existing business and its expansion into areas and activities requiring additional expertise, such as production and marketing. The Company may need to hire additional personnel or outside consultants skilled in clinical testing and regulatory compliance as it develops its products. There can be no assurance that the Company will be able to hire or retain such personnel. The loss of, or failure to recruit scientific, technical and managerial personnel could have a material adverse effect on the Company. In addition, the Company relies on members of its Scientific Advisory Board and consultants to assist the Company in formulating its research and development strategy. All of the members of the Scientific Advisory Board and all of the Company's consultants are employed by other employers, and each such member or consultant may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. See "Business -- Scientific Advisory Board," "Business -- Employees," and "Management."

        Third-Party Reimbursement; Uncertainty of Healthcare Reform Measures. Successful commercialization of any pharmaceutical products the Company may develop will depend in part upon the availability of reimbursement for the costs of such products or funding from third-party healthcare payors such as government and private insurance plans. Third-party payors are continuing their efforts to contain or reduce the costs of healthcare through various means. For example, third-party payors are increasingly challenging the coverage of and prices charged for medical products and services. In addition, significant uncertainty exists as to the coverage and reimbursement status of newly approved pharmaceutical products. There can be no assurance that third-party reimbursement or funding will be available or will permit price levels sufficient to realize an appropriate return on the Company's investment in its pharmaceutical product development. The U.S. Congress is considering a number of legislative and regulatory reforms that may affect companies engaged in the healthcare industry in the United States. Although the Company cannot predict whether these proposals will be adopted or the effects such proposals may have on its business, the existence and pendency of such proposals could have a material adverse effect on the Company in general. In addition, the Company's ability to commercialize potential pharmaceutical products may be adversely affected to the extent that such proposals have a material adverse effect on other companies that are prospective collaborators with respect to any of the Company's pharmaceutical product candidates.

        Product Liability; Lack of Product Liability Insurance. The Company's business may be adversely affected by potential product liability risks which are inherent in the testing, manufacturing, and marketing of the Company's products which it has developed or which it may develop. There can be no assurance that product liability claims will not be asserted against the Company, its collaborators, or licensees. In addition, the use of pharmaceutical products developed by the Company through collaborative or licensing arrangements in clinical trials and the subsequent sale of such products is likely to cause the Company to bear all or a portion of those potential product liability risks. The Company does not currently have product liability insurance. There can be no assurance that it will be able to obtain or maintain adequate product liability insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. Furthermore, there can be no assurance that any collaborators or licensees of the Company will agree to indemnify the Company, be sufficiently insured, or have a net worth sufficient to satisfy the product liability claims. As a result, a product liability claim or recall could have a material adverse effect on the Company's business, financial condition, and results of operations.

        Hazardous Materials; Compliance with Environmental Regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, and radioactive compounds. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the resources of the Company which would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company may incur substantial additional costs to comply with environmental regulations if the Company develops pharmaceutical manufacturing capacity. See "Business -- Government Regulation."

        Control by Existing Management and Stockholders. Upon completion of this offering, the Company's directors, executive officers, and certain principal stockholders affiliated with members of the Board of Directors and their affiliates will beneficially own approximately 12.2% of the Common Stock. Accordingly, such stockholders, if acting together, may have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. The voting power of these holders may discourage or prevent tender offers for the Common Stock unless the terms are approved by such holders. See "Principal Stockholders."

        Possible Volatility of Common Stock Price; Dilution. The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements by the Company, its collaborative partners or the Company's present or potential competitors regarding technological innovations or new commercial products or services, regulatory developments, including the results of preclinical testing and clinical trials, arrangements with collaborative partners, the achievement of or failure to achieve certain milestones, developments or disputes concerning patent or proprietary rights, government regulations, healthcare reform measures or public concern regarding the safety or efficacy of the products to be developed by the Company or its collaborators, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their investment of $11.49 per share. Additional dilution will occur upon exercise of outstanding options and warrants. See "Dilution."

        Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after the offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. Of the 9,468,607 shares to be outstanding after the offering, the 1,250,000 shares of Common Stock offered hereby and an additional 6,212,809 shares of Common Stock outstanding will be freely tradable without restriction in the public market unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). However, approximately 978,286 of these shares are subject to a stockholders agreement whereby each holder who has signed the stockholders agreement has agreed, until December 30, 1997, not to offer, sell or otherwise dispose of, directly or indirectly, more than 2% per month, on a cumulative basis, of the aggregate amount of shares held by such holder as of the Company's initial public offering in February 1996, subject to certain conditions. The remaining 2,005,798 shares of Common Stock are restricted securities under the Securities Act and may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rule 144 under the Securities Act. Pursuant to "lock-up" agreements, all of the Company's executive officers and directors, who collectively hold 927,490 of such restricted securities, have agreed not to offer, sell or otherwise dispose of any of their restricted securities for a period of 90 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. The Company also has agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 90 days from the date of this Prospectus, other than pursuant to outstanding warrants and options, existing stock option and employee stock purchase plans, and in connection with potential corporate collaborations and acquisitions, without the prior written consent of Vector Securities International, Inc. Upon termination of such lock-up agreements, approximately 908,906 of the "locked-up" restricted securities will be eligible for immediate sale, beginning 90 days after the date of this Prospectus, in the public market subject to certain volume, manner of sale and other limitations under Rule 144. Vector Securities International, Inc. may, at its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Securities and Exchange Commission (the "Commission") has proposed revisions to Rule 144, the effect of which would be to shorten the holding periods under Rule 144. If enacted, these proposed revisions would increase, potentially substantially, the number of shares that would be available for sale in the public market following the expiration of the lock-up agreements.


        As of January 6, 1997, options to purchase a total of 1,199,643 shares of Common Stock were outstanding, of which options to purchase 415,694 shares were exercisable. Of such shares subject to options, approximately 708,963 shares are subject to lock-up agreements for a period of 90 days from the date of this Prospectus. As of January 6, 1997, an additional 355,098 shares were available for future option grants and employee stock purchases under the Company's stock option and employee stock purchase plans. All of the shares issued, issuable or reserved for issuance under the Company's stock option and employee stock purchase plans or upon the exercise of options issued or issuable under such plans are covered by an effective registration statement. Such shares may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company.


        After the offering, holders of an aggregate of 3,236,423 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares for resale under the Securities Act. In addition, the 147,690 shares issuable upon exercise of outstanding warrants have similar registration rights. If such registrations cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. See "Management -- 1995 Stock Option/Stock Issuance Plan," "Management -- Employee Stock Purchase Plan," "Description of Capital Stock -- Registration Rights of Certain Holders," "Shares Eligible for Future Sale," and "Plan of Distribution."


        Anti-Takeover Effect of Charter and By-Law Provisions and Delaware Law. The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, 5,000,000 shares of Preferred Stock with voting, conversion, and other rights and preferences that could materially and adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. The Company's By-Laws contain procedural restrictions on director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings. The possible issuance of Preferred Stock and the procedures required for director nominations and stockholder proposals could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Common Stock, or limit the price that investors might be willing to pay in the future for shares of the Common Stock. In addition, certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer, or proxy contest involving the Company. See "Description of Capital Stock."

                                 USE OF PROCEEDS

        The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered hereby are estimated to be approximately $20.3 million, at a public offering price of $17.50 per share, and after deducting the Placement Agent's fee and other estimated offering expenses payable by the Company.

        The Company intends to use approximately $7.0 million of the net proceeds of this offering to fund its research and product development activities, approximately $2.0 million for capital expenditures, and the balance for working capital and general corporate purposes, including possible acquisitions of or investments in technology, licenses, proprietary rights, or companies that complement the business of the Company. There are currently no agreements or other arrangements regarding any such acquisitions by the Company. The amount and timing of expenditures for each purpose will depend on a number of factors, including progress of the Company's research and development programs, the number and breadth of these programs, the progress of the development and commercialization efforts of the Company and Abbott, the overall success of the Company's strategic alliance with Abbott, the ability of the Company to establish and maintain additional strategic alliances and licensing arrangements, competing technological and marketing developments, the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other proprietary rights, progress in the regulatory process, and other factors. The Company believes that the net proceeds from this offering, together with interest thereon, and the Company's existing capital resources will be sufficient to fund its capital requirements through 1999. Pending such uses, the net proceeds will be invested in investment grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.


                                 DIVIDEND POLICY

        The Company currently anticipates that it will retain all available funds for use in the operation of its business and for potential acquisitions, and therefore does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. The Company paid to certain holders of its Preferred Stock cash dividends accrued thereon in the amount of $18,000 for the year ended December 31, 1995. The Company has not otherwise declared or paid cash dividends on its capital stock since 1992.


                           PRICE RANGE OF COMMON STOCK

        The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "NTEC." The following table sets forth, for the periods indicated, the high and low closing sales price per share of the Common Stock, as reported on the Nasdaq National Market, since the Company's initial public offering in February 1996.


                                                           High           Low
                                                         -------       -------
1996
    First Quarter (from February 15, 1996)...........    $22.750       $12.500
    Second Quarter...................................     24.000        18.375
    Third Quarter....................................     20.875        11.625
    Fourth Quarter...................................     19.625        14.500

1997
    First Quarter (through January 23, 1997).........    $19.250       $16.750

                                 CAPITALIZATION

        The following table sets forth as of September 30, 1996 (i) the capitalization of the Company and (ii) such capitalization as adjusted to give effect to the sale of the 1,250,000 shares of Common Stock offered hereby (at a public offering price of $17.50 per share) and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                                As of September 30, 1996
                                                                              ---------------------------
                                                                                Actual       As Adjusted
                                                                              --------       ------------
                                                                                    (In thousands)

Long-term debt (1)...................................................         $     683        $     683
                                                                              ---------        ---------

Stockholders' equity:

    Preferred stock, $0.01 par value; 5,000,000 shares
      authorized; none issued or outstanding.........................                --               --

    Common stock, $0.01 par value; 30,000,000 shares authorized;
      8,203,616 shares issued and outstanding, actual; and 9,453,616
      shares issued and outstanding, as adjusted (2).................                82               95

    Additional paid-in capital.......................................            60,705           81,032

    Deferred compensation............................................              (293)            (293)

    Deficit accumulated during the development stage.................           (23,982)         (23,982)
                                                                              ---------         --------

      Total stockholders' equity.....................................            36,512           56,852
                                                                               --------         --------
           Total capitalization......................................           $37,195          $57,535
                                                                                =======          =======

------------------

(1) Does not include the long-term debt financing contemplated in connection with the Company's planned purchase of its facility and GMP manufacturing expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

(2) Does not include, as of January 6, 1997, (i) 147,690 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price per share of $11.18, (ii) 1,199,643 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $10.04 per share, (iii) 260,729 shares of Common Stock reserved for future option grants under the Company's stock option plans, and (iv) 94,369 shares of Common Stock reserved for issuance pursuant to the Company's employee stock purchase plan. See "Management -- 1995 Stock Option/Stock Issuance Plan," "Management -- Employee Stock Purchase Plan," "Description of Capital Stock," and Note 7 of Notes to Financial Statements.

                                    DILUTION

         The net tangible book value of the Company at September 30, 1996 was $36,512,000, or $4.45 per share. Net tangible book value per share is equal to the Company's net tangible assets (tangible assets of the Company less total liabilities) divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 1,250,000 shares of Common Stock offered hereby (based on a public offering price of $17.50 per share and after deducting the Placement Agent's fee and the estimated expenses of the offering), the net tangible book value of the Company as of September 30, 1996 would have been approximately $56,852,000, or $6.01 per share. This represents an immediate increase in net tangible book value of $1.56 per share to existing holders and immediate dilution in net tangible book value of $11.49 per share to new investors. The following table sets forth the per share dilution to new investors in the offering.



    Offering price per share.....................................................                 $17.50
      Net tangible book value per share as of September 30, 1996.................     $4.45
      Increase per share attributable to new investors...........................      1.56
                                                                                     ------
    Net tangible book value per share after the offering.........................                    6.01
                                                                                                   ------
    Dilution per share to new investors..........................................                  $11.49
                                                                                                   ======

         The following table summarizes, on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors (based on a public offering price of $17.50 per share):


                                            Shares Purchased                     Total Consideration
                                       ---------------------------          ----------------------------       Average Price
                                         Number           Percent              Amount            Percent         Per Share
                                       ---------          -------           -----------          -------       -------------

Existing stockholders............      8,203,616           86.8%            $66,190,000           75.2%         $ 8.07
New investors....................      1,250,000           13.2              21,875,000           24.8           17.50
                                       ---------          -----             -----------          -----
                  Total..........      9,453,616          100.0%            $88,065,000          100.0%
                                       =========          =====             ===========          =====

         The foregoing tables do not include, as of January 6, 1997, (i) 147,690 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price per share of $11.18, (ii) 1,199,643 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $10.04 per share, (iii) 260,729 shares of Common Stock reserved for future option grants under the Company's stock option plans, and
(iv) 94,369 shares of Common Stock reserved for issuance pursuant to the Company's employee stock purchase plan. The exercise of such warrants and options will result in further dilution to new investors. See "Management -- 1995 Stock Option/Stock Issuance Plan," "Management -- Employee Stock Purchase Plan," "Description of Capital Stock," and Note 7 of Notes to Financial Statements.

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below as of and for the years ended December 31, 1991, 1992, 1993, 1994, and 1995, and for the period from inception (January 17, 1989) to December 31, 1995, have been derived from the Company's audited financial statements. The financial statements of the Company for each of the three years in the period ended December 31, 1995, and for the period from inception (January 17, 1989) to December 31, 1995, and the related balance sheets at December 31, 1994 and 1995 included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants. The balance sheet data at September 30, 1996 and the statement of operations data for the nine month periods ended September 30, 1995 and 1996 and for the period from inception (January 17, 1989) to September 30, 1996, have been derived from unaudited financial statements of the Company that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operation for those periods. The statement of operations data for interim periods is not necessarily indicative of results for subsequent periods or the full year. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


                                                                                                Period from     Period from
                                                                              Nine Months        Inception       Inception
                                                                                Ended           (January 17,    (January 17,
                                    Year Ended December 31,                  September 30,        1989) to        1989) to
                            -------------------------------------------      -------------       December 31,   September 30,
                            1991      1992       1993     1994     1995       1995      1996         1995           1996
                            ----      ----       ----     ----     ----       ----      ----    ------------    ------------
                                                    (in thousands, except per share data)

Statement of
Operations Data:
Revenue from collaborative
  agreements............   $   --    $   --    $ 2,600   $    48   $ 1,199   $   876   $ 1,006    $  3,846       $  4,852
                           -------   -------   -------   -------   -------   -------   -------    --------       --------

Operating expenses:
  Research and
     development........     1,055     1,941     3,399     5,004     4,733     3,426     4,900      16,476         21,376
  General and
     administrative.....       703     1,324     1,577     1,319     1,665     1,172     1,788       6,689          8,477
                           -------   -------   -------   -------   -------   -------   -------    --------       --------
         Total expenses..    1,758     3,265     4,976     6,323     6,398     4,598     6,688      23,165         29,853
                           -------   -------   -------   -------   -------   -------   -------    --------       --------


Interest income (expense)
   net...................     (107)      (90)      (47)       63       132        73     1,082         (63)         1,019
                           -------   -------   -------   -------   -------   -------   -------    --------       --------

Net loss.................  $(1,865)  $(3,355)  $(2,423)  $(6,212)  $(5,067)  $(3,649)  $(4,600)   $(19,382)      $(23,982)
                           =======   =======   =======   =======   =======   =======   =======    ========       ========


Pro forma net loss per
   share  (1)............                                          $ (1.05)            $ (0.60)
                                                                   =======             =======

Shares used in computing
   pro forma net loss per
   share(1)..............                                            4,848               7,728
                                                                   =======             =======

                                                                                                               As of
                                                                  As of December 31,                       September 30,
                                                 ----------------------------------------------------      -------------
                                                   1991       1992       1993       1994       1995            1996
                                                   ----       ----       ----       ----       ----            ----
                                                                           (in thousands)
Balance Sheet Data:
Cash and cash equivalents.....................   $  3,401    $   820   $  1,500   $  5,363     $11,189       $35,717
Total assets..................................      3,537      2,743      3,534      8,196      14,639        39,032
Long-term debt................................         --        368      1,010        736       1,235           683
Deficit accumulated during the development stage   (2,325)    (5,680)    (8,103)   (14,315)    (19,382)      (23,982)

Total stockholders' equity..................        2,193      1,887      1,448      6,352      11,733        36,512

--------------
(1)  See Note 2 of Notes to Financial Statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

Overview

         Neose, a development-stage company, commenced operations in 1990, and has devoted substantially all of its resources to the development of its enzymatic carbohydrate synthesis technology and to the discovery and development of complex carbohydrates for a variety of applications, including nutritional additives and pharmaceuticals. The Company does not anticipate receiving revenues from product sales for at least the next several years. The Company anticipates that its sources of revenue for the next several years will be payments under its strategic alliance with Abbott and other collaborative arrangements, license fees, payments from future strategic alliances and collaborative arrangements, if any, and interest income. Payments under strategic alliances and collaborative arrangements will be subject to significant fluctuation in both timing and amount. Therefore, the Company's results of operations for any period may not be comparable to the results of operations for any other period.

         In December 1992, the Company entered into its strategic alliance with Abbott for the development of breast milk oligosaccharides as nutritional additives. The Company has received approximately $5.2 million in contract payments, license fees, and milestone payments from its strategic alliance with Abbott. See "Business -- Strategic Alliance with Abbott."

         The Company has not generated any revenues from operations, except for interest income and revenues from strategic alliances. The Company has incurred losses since its inception and, as of September 30, 1996, had a deficit accumulated during the development stage of approximately $24 million for the period since inception. The Company anticipates incurring additional losses over at least the next several years. Such losses may fluctuate significantly from quarter to quarter and are expected to increase as the Company expands its research and development programs, including preclinical studies and clinical trials for its pharmaceutical product candidates under development, and as the Company expands its manufacturing capabilities.

Results of Operations

Three and Nine Months Ended September 30, 1995 and 1996

         Revenues from collaborative agreements for the three and nine months ended September 30, 1996, were $313,000 and $1.0 million, respectively, compared to $376,000 and $876,000, respectively, for the corresponding periods in 1995. The decrease for the comparable three month period was due to non-recurring revenues received during the 1995 period. The increase for the comparable nine month period was primarily attributable to increased revenues from the Company's collaborative research agreements with Abbott and Bracco.

         Research and development expenses for the three and nine months ended September 30, 1996, were $1.5 million and $4.9 million, respectively, compared to $1.2 million and $3.4 million, respectively, for the corresponding periods in 1995. The increases were primarily attributable to the hiring of additional scientific personnel, increased purchases of laboratory supplies and services, increased clinical trial expenditures for NE-0080, and increased funding of external research.

         General and administrative expenses for the three and nine months ended September 30, 1996, were $597,000 and $1.8 million, respectively, compared to $290,000 and $1.2 million, respectively, for the corresponding periods in 1995. The increases were primarily attributable to increased patent and business development expenses, and expenses associated with being a public company.

         Interest income for the three and nine months ended September 30, 1996, was $483,000 and $1.3 million, respectively, compared to $76,000 and $199,000, respectively, for the corresponding periods in 1995. The increases were primarily attributable to higher average cash balances resulting from the closing of a private placement of equity securities in the third and fourth quarters of 1995 and the Company's initial public offering in February 1996.

         Interest expense for the three and nine months ended September 30, 1996, was $58,000 and $196,000, respectively, compared to $60,000 and $126,000, respectively, for the corresponding periods in 1995. The increase during the nine months ended September 30, 1996, was due to higher average loan balances, as compared to the corresponding period in 1995.

Years Ended December 31, 1995 and 1994

         Revenues from collaborative agreements increased to $1.2 million in 1995 from $48,000 in 1994 due to the timing and size of milestone payments and license fees received from Abbott.

         The Company's research and development expenses decreased to $4.7 million in 1995 from $5.0 million in 1994. The decrease was primarily attributable to a decrease in expenses connected with the Company's strategic alliance with Abbott resulting from the licensing in 1995 of certain manufacturing rights to Abbott, which was partially offset by increases in other research and development activities.

         General and administrative expenses increased to $1.7 million in 1995 from $1.3 million in 1994. The increase reflected additional management expenses associated with a general increase in the level of the Company's activities.

         Interest income increased to $322,000 in 1995 from $257,000 in 1994 due to higher average cash balances during 1995. Interest expense decreased to $190,000 in 1995 from $194,000 in 1994 due to slightly lower average loan balances during 1995.

Years Ended December 31, 1994 and 1993

         Revenues from collaborative agreements decreased to $48,000 in 1994 from $2.6 million in 1993 due to the timing of milestone payments received from Abbott.

         Research and development expenses increased to $5.0 million in 1994 from $3.4 million in 1993. The increase was primarily attributable to the hiring of additional research and development personnel, related increased purchases of laboratory supplies and services, and increased equipment depreciation and facilities expenses.

         General and administrative expenses decreased to $1.3 million in 1994 from $1.6 million in 1993, primarily due to the payment of a onetime bonus to the Company's former President and Chief Executive Officer in 1993, and the higher level of professional fees related to financing activities and the negotiation of the Company's strategic alliance with Abbott incurred in 1993.

         Interest income increased to $257,000 in 1994 from $60,000 in 1993 due to higher average cash balances during 1994. Interest expense increased to $194,000 in 1994 from $106,000 in 1993 due to expenses related to equipment financing transactions.

Liquidity and Capital Resources

         From inception through September 30, 1996, the Company has incurred a cumulative net loss of approximately $24.0 million, and has financed its operations through private and public offerings of its securities and revenues from its strategic alliances. The Company had $35.7 million in cash and cash equivalents at September 30, 1996, compared to $11.2 million at December 31, 1995. This increase is primarily attributable to the receipt of net proceeds from the Company's initial public offering in February 1996. In February and March 1996, the Company sold 2,587,500 shares of Common Stock to the public at a price per share of $12.50. The Company received proceeds of approximately $29.1 million after deducting underwriting commissions and offering expenses.

         The Company and Abbott have entered into collaborative agreements to develop breast milk oligosaccharides as additives to infant formula and other nutritional products. Under this strategic alliance, the Company has received approximately $5.2 million in contract payments, license fees, and milestone payments. In addition, Abbott is obligated to make an additional payment of $5.0 million to Neose within 60 days of the first commercial sale, if any, of infant formula containing the Company's nutritional additive. Abbott may (i) at any time prior to the first commercial sale, if any, of infant formula containing the Company's nutritional additive, elect to make its license agreement non-exclusive, in which event the license fees payable by Abbott after commercialization would be reduced by 50%, and Abbott's obligations to make contract and milestone payments, including the $5.0 million milestone payment, would be terminated, or (ii) elect to terminate the license agreement and return the licensed technology to Neose upon 60 days' notice, in which event it would have no further funding obligation to the Company, including no obligation to make the $5.0 million milestone payment. In addition, under the terms of the Abbott agreement, if Abbott fails to make appropriate regulatory filings with the FDA for the addition of Neose oligosaccharide in infant formula prior to December 31, 1997, Neose, at its option, may elect to convert the license of Neose technology to a non-exclusive license to Abbott, in which event the license fees payable by Abbott after commercialization would be reduced by 50%, and Abbott's obligations to make contract and milestone payments, including the $5.0 million milestone payment, would be terminated.

         The Company expects to make additional capital expenditures totaling approximately $7.5 million in connection with its planned GMP manufacturing expansion and has entered into a non-binding letter of intent to acquire its facility for a total of approximately $3.8 million. The Company presently leases its facility. The Company's minimum lease obligation for the year ended December 31, 1996 was approximately $310,000. See "-- Recent Developments."

         The Company has entered into a capital lease agreement with an equipment finance company that provides for up to $1.5 million of financing, of which approximately $1.4 million had been drawn on as of September 30, 1996.

         During 1993, 1994, 1995, and during the nine months ended September 30, 1995 and 1996, the Company purchased approximately $491,000, $975,000, $875,000,
$613,000, and $667,000 of capital equipment and leasehold improvements.

         The Company also has obligations to certain of its employees under employment agreements. See "Management -- Employment Agreements."

         The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to continue its research and development programs. The Company expects that its existing capital resources, together with the net proceeds of this offering and the interest earned thereon, will be adequate to fund its capital requirements through 1999. No assurance can be given that there will be no change that would consume available resources significantly before such time. The Company's future capital requirements and the adequacy of available funds will depend on many factors, including progress in its research and development activities, including its pharmaceutical discovery and development programs, the magnitude and scope of these activities, progress with preclinical studies and clinical trials, the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in existing collaborative research relationships and strategic alliances, the ability of the Company to establish additional collaborative arrangements for product development, the cost of manufacturing scale-up and developing effective marketing activities and arrangements, and the ability of the Company to obtain long-term financing with respect to its planned manufacturing expansion. The Company has made and expects to make capital expenditures in late 1996 and 1997 totaling approximately $7.5 million to expand GMP manufacturing capabilities for its compounds under development. In addition, the Company has entered into a non-binding letter of intent with the owner of its leased facility to purchase the facility for a total of approximately $3.8 million contingent upon, among other things, the Company's obtaining financing for the acquisition. Additional funds will be needed by the Company to expand its manufacturing capacity to manufacture commercial quantities of its potential products. The Company is exploring alternatives for long-term financing in connection with its planned GMP manufacturing expansion and the purchase of its facility, including the issuance of taxable and tax exempt bonds. The Company does not currently have any committed sources of additional financing and no commitments have been received by the Company for long-term financing to support the expansion and purchase. To the extent that funds generated from the Company's operations, together with its existing capital resources and the net proceeds of this offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, it is likely that the Company will seek to obtain additional funds through equity or debt financings, collaborative or other arrangements with corporate partners and others, and from other sources. The terms and prices of any such financings may be significantly more favorable to investors than those of the Common Stock sold in this offering, which could have the effect of diluting or adversely affecting the holdings or the rights of existing stockholders of the Company, including investors acquiring Common Stock in this offering. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If adequate additional funds are not available for these purposes or otherwise, the Company may be required to delay, scale back, or eliminate certain of its research and product development activities or certain other aspects of its business or attempt to obtain funds through collaborative arrangements that may require the Company to relinquish some or all of its rights to certain of its intellectual property, product candidates, or products. If adequate funds are not available, the Company's business, financial condition, and results of operations will be materially and adversely affected. See "-- Recent Developments."

Recent Developments

         The Company expects to make additional capital expenditures in the total amount of approximately $7.5 million, which began in the fourth quarter of 1996, to expand GMP manufacturing capabilities for NE-0080, and to establish
GMP manufacturing capabilities for NE-1530 and NE-0501. In each case, the Company believes that the planned GMP capacity will be adequate to complete clinical trials for the respective compounds. In addition, the Company believes that the planned expansion will give it capacity to manufacture under GMP conditions certain amounts of these and other carbohydrates for third parties. In connection with the planned capital expenditures, the Company is exploring various long-term financing alternatives as discussed below.

         In connection with the planned GMP manufacturing expansion described above, the Company has entered into a non-binding letter of intent with the owner of the facility to purchase the facility for a total of approximately $3.8 million. The Company is currently negotiating a definitive purchase agreement for the facility.

         In connection with the planned $7.5 million GMP manufacturing expansion and the planned $3.8 million purchase of its facility, the Company is exploring various alternatives for long-term financing. The Company plans to make application to the Montgomery County (Pennsylvania) Industrial Development Authority for the issuance of approximately $10.0 million total in taxable and tax exempt bonds to support this project. The bonds are expected to be supported by a AA-rated letter of credit, and a reimbursement agreement from the Company's bank, Jefferson Bank, to the letter of credit issuer. To provide credit support for this arrangement, the Company is prepared to offer a first mortgage on the land, building, improvements, and certain machinery and equipment to Jefferson Bank, and to provide certain covenants for the maintenance of minimum cash and short-term investment balances. See "Certain Transactions."

                                    BUSINESS

         The statements in this Prospectus that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including the factors described under "Risk Factors" and the other risks described in this Prospectus.

         Neose is focused on the enzymatic synthesis of complex carbohydrates (oligosaccharides), and the discovery and development of complex carbohydrates for nutritional and pharmaceutical uses. Complex carbohydrates serve as attachment sites for many pathogens that cause infectious diseases. Present on all cells, these compounds also play a critical role in the immune response. Due to their complexity, oligosaccharides are difficult and expensive to produce, and their commercial development has been significantly limited despite the role they play in human diseases. The Company believes that its proprietary MTR technology enables, for the first time, the rapid and cost-efficient production of naturally-occurring oligosaccharides. The Company, with Abbott, a leading provider of infant formula in the United States, is applying its MTR technology to the development of breast milk oligosaccharides as additives to infant formula. Breast milk oligosaccharides are believed to play an important anti-infective role in infants. In its therapeutic development programs, the Company is using its technology to develop complex carbohydrates as pharmaceuticals to treat various bacterial infections, such as gastrointestinal and pediatric ear infections, and to prevent xenotransplant rejection.

Background

         All human cell surfaces have complex carbohydrates that serve as specific binding sites for other molecules and cells, including pathogens such as bacteria, viruses, and other infectious microorganisms. The first step in the development of many infectious diseases is the attachment of the bacterium, virus, or other pathogen to the human cell. This attachment often occurs when a specific receptor protein on the pathogen recognizes a specific carbohydrate on the human cell. The protein/carbohydrate interaction, which allows the pathogen to initiate the disease process, is highly dependent on the complementary shapes of the protein and the carbohydrate.

         Oligosaccharides are not, however, located only on cell surfaces. Soluble oligosaccharides (oligosaccharides not bound to cells) produced by the body are found in many body fluids, including breast milk, tears, urine, and respiratory and gastrointestinal secretions. These soluble complex carbohydrates are identical to the complex carbohydrates on cell surfaces, and are believed to serve as decoys that bind to pathogens, preventing the pathogens from binding to cells and causing disease. The pathogens are then expelled from the body in respiratory and gastrointestinal secretions. For example, breast milk contains a number of soluble oligosaccharides that are believed to prevent the attachment of certain bacteria and viruses to gastrointestinal, respiratory, and urinary tract cells in infants. Soluble oligosaccharides are, therefore, thought to be one of the body's natural anti-infective agents (which also include white blood cells and antibodies). The anti-infective role of oligosaccharides is illustrated below:

                             [GRAPHIC APPEARS HERE]

[The following is required for the EDGAR filing and will not appear in the printed prospectus: This diagram depicts schematically two human cells.

The first human cell has come in contact with a bacterium and the protein receptors of the bacterium have attached to the cell's surface oligosaccharides. The second human cell has come in contact with a bacterium; however, soluble oligosaccharides have attached to the bacterium, preventing the bacterium from attaching to the cell surface oligosaccharides. The diagram is centered around two human cells, each labeled as a "Human Cell." The cells are depicted by half circles, with the flat side to the bottom of the diagram and the arched side facing towards the top of the diagram. Extending from various points on the arched sides of each human cell are four cell surface oligosaccharides, depicted by a string of five to seven small circles that end with a small box. The human cell on the left side of the diagram has arrows extending from a label "Cell Surface Oligosaccharides" to the two string-like series of cell surface oligosaccharides on its right side. Above the top of the cell surface oligosaccharides is a bacterium, depicted by an oval shape, and labeled as "Bacterium." Extending from the bottom of the bacterium and attached to the top of the two center cell surface oligosaccharides are protein receptors depicted by a vertical line. The bacterium also has two other protein receptors, one on each side, depicted by a line that branches into two parts at its end.

Above the human cell on the right side of the diagram are seven soluble oligosaccharides labeled as "Soluble Oligosaccharides," depicted similarly to the cell surface oligosaccharides, but with tails of three small circles. Three of these units are attached to lines (protein receptors) extending out from an oval (the bacterium). The bacterium is not connected in any way to the human cell or cell surface oligosaccharides below it.]

Caption: The protein/carbohydrate interaction that allows the pathogens to initiate the disease process is highly dependent on the complementary shapes of the protein and the carbohydrate. Soluble complex carbohydrates are identical to the complex carbohydrates on cell surfaces, and are believed to serve as decoys that bind to pathogens, preventing the pathogens from binding to cells and causing disease.

         Oligosaccharides are chains of monosaccharides, or individual sugar molecules, that can be joined in many different combinations. Because there are ten types of individual sugar molecules in humans, and because any two of these may be chemically linked in up to 22 different ways, oligosaccharides are very complex. For example, four different monosaccharides can be arranged to make 35,560 different complex carbohydrates. In contrast, four different amino acids, which are the building blocks of proteins, can be combined to make only 24 distinct peptides.

         The specific biological properties of an oligosaccharide are dictated by its component monosaccharides and the chemical linkage between those monosaccharides. Because monosaccharide chains can be linked in so many different combinations, with each combination potentially having a different biological activity, synthesis of complex carbohydrates is difficult. Traditional organic chemical synthesis of oligosaccharides is time-consuming, prohibitively expensive, and becomes more complex as the length of a chain increases. Moreover, because oligosaccharides are not directly encoded by genes, they cannot be produced by established recombinant methods. Difficulties in producing oligosaccharides efficiently and in sufficient quantities have significantly limited their development and commercialization.

Neose's MTR Technology

         Neose believes its proprietary MTR technology platform enables, for the first time, the rapid and cost-effective synthesis of commercial quantities of oligosaccharides. The Company's MTR technology utilizes enzymes to synthesize specific chemical linkages among individual sugar molecules. These enzymes, which are referred to as glycosyltransferases, are catalysts that join monosaccharides together in highly specific ways. Generally, each glycosyltransferase attaches a specific sugar molecule to another specific sugar molecule by means of a specific chemical linkage.

         To synthesize an oligosaccharide, the Company uses its MTR technology to join monosaccharides in a chain. This process, which can be viewed as a molecular assembly line, is illustrated below:

                             [GRAPHIC APPEARS HERE]

[The following is required for the EDGAR filing and will not appear in the printed prospectus: This diagram depicts schematically the process of making the oligosaccharides A-B-C-D from the monosaccharide A. The diagram centers on three cylinder shaped units, labeled in the center of each, from left to right:
B-Transferase, C-Transferase and D-Transferase. Extending from the lower right side of each cylinder is a tube extending out horizontally and then dropping down at a ninety degree angle. Several tear shaped drops fall from each tube to a small cylinder below and to the right of each large cylinder, labeled in the center of each cylinder A-B, A-B-C and A-B-C-D, from left to right. The small cylinder labeled A-B is connected by a long arrow up to the top of the large cylinder to its right labeled C-Transferase. The small cylinder labeled A-B-C is connected by a long arrow up to the top of the large cylinder to its right labeled D-Transferase. Above the large cylinder on the left (labeled B-Transferase) is the label "A" with an arrow pointing down to the cylinder. To the right of the label "A" is the label "B~PN" with an arrow also pointing down to the cylinder. Above the large cylinder in the middle (labeled C-Transferase) is the label "C~PN" with an arrow pointing down to the cylinder. Above the large cylinder on the right (labeled D-Transferase) is the label "D~PN" with an arrow pointing down to the cylinder.]

Caption: To make the oligosaccharide A-B-C-D, the monosaccharide A, along with a B sugar donor molecule (B-PN), is added to a B-transferase preparation that causes the B sugar molecule to link to A, producing the disaccharide A-B. Then the A-B disaccharide, along with a C sugar donor molecule (C-PN), is added to a C-transferase preparation and the trisaccharide A-B-C is produced. Then the A-B-C trisaccharide, along with a D sugar donor molecule (D-PN), is added to a D-transferase preparation and the tetrasaccharide A-B-C-D is produced. This process can be continued to attach additional monosaccharides to the A-B-C-D chain.




         Glycosyltransferases synthesize linkages at a very rapid rate. Because glycosyltransferases can work for months before having to be replenished, the Company believes that the correct preparation can generate the desired oligosaccharide in a commercially scalable manner. Nevertheless, the cost of manufacturing a product depends in significant part on the cost of obtaining the glycosyltransferases. Neose has accordingly invested heavily in recombinant methods of producing the glycosyltransferases necessary to manufacture cost-effectively many naturally-occurring oligosaccharides. This procedure has significantly reduced the costs, and increased the efficiencies, of manufacturing certain oligosaccharides.

Strategy

         The Company's objective is to be the leader in the discovery, development, and manufacture of complex carbohydrates for a wide range of nutritional and healthcare applications. The key elements of the Company's strategy include:

         Continuing Development of Nutritional Additives. Through its strategic alliance with Abbott, the Company is developing a breast milk oligosaccharide for use as an additive to infant formula. The Company believes that the development and commercialization of this additive may occur more rapidly than pharmaceutical product development. The Company intends to continue to develop this product and enhance production capacity in conjunction with Abbott. There are more than two dozen oligosaccharides found in breast milk. The Company, together with Abbott, has developed one breast milk oligosaccharide, and is exploring the development of additional breast milk oligosaccharides for use in infant formula and in adult nutritional supplement products. In addition, the Company is exploring with other collaborators the development of other oligosaccharides for other nutritional and non-prescription products.

         Leveraging Core Technology for Pharmaceutical Product Development. Using its core technology, the Company is currently developing pharmaceutical products for the treatment of gastritis and peptic ulcers, pediatric ear infections, and for the prevention of xenotransplant rejection. The Company has also identified a number of other diseases and indications that are potential targets for carbohydrate-based pharmaceutical product development.

         Establishing Additional Strategic Alliances and Research Collaborations. The Company generally intends to develop its pharmaceutical products through preclinical development and initial clinical trial phases and to use strategic alliances to supplement its internal clinical development and regulatory resources. The Company seeks to establish strategic alliances with pharmaceutical companies to conduct late-stage clinical trials, to obtain regulatory approvals, and to market and sell the Company's products, in exchange for license fees, milestone payments, and royalties. The Company also intends to continue to enter into research collaborations with corporate partners and with academic research institutions to enhance and further develop its technology platform.

         Continuing to Develop Manufacturing Capabilities. The Company intends to continue to develop and refine its MTR technology to reduce costs, increase output, and improve production speed. The Company intends to develop its manufacturing capabilities to support clinical development, and ultimately, commercial introduction, of its pharmaceutical products. In addition, on a selective basis, the Company intends to develop capabilities to manufacture oligosaccharide products for third parties.

         Pursuing Additional Applications of Its Core Technologies. The Company believes that its proprietary MTR technology has broad applications in a wide range of industries. Through its research collaboration with Bracco, the Company is testing the effectiveness of oligosaccharides for in vivo imaging purposes. The Company intends to pursue other applications as time and resources permit.

Products in Development

         Neose has focused its initial research and development efforts on (i) a nutritional additive product, NE-1340, a breast milk oligosaccharide that is being developed in conjunction with Abbott for inclusion in its infant formula products, and (ii) potential carbohydrate-based therapeutic products for the treatment of chronic gastritis and peptic ulcers, pediatric ear infections, and the prevention of xenotransplant rejection. The following table sets forth the development status of each of the Company's product candidates:



Product        Application/Indication                                  Development Status (1)
-------        ----------------------                                  -----------------------
NE-1340        Infant formula additive                                 Manufacturing scale-up(2)
NE-0080        Gastritis and peptic ulcers (monovalent)                Completed Phase IC trial;
                                                                       Phase II trial planned in
                                                                       early 1997
NE-1530        Pediatric ear infections                                Preclinical studies; IND
                                                                       planned in late 1997
NE-0501        Prevention of xenotransplant rejection                  Preclinical studies
NE-1327        Gastritis and peptic ulcers (polyvalent)                Preclinical studies

------------

(1) See "Business -- Government Regulation" for a description of the various regulatory requirements.

(2) At least 90 days prior to marketing, the manufacturer of a reformulated infant formula must submit to the FDA the description of any major reformulation or change in processing and assurances that the reformulated infant formula will not be marketed without complying with nutrient and quality factor requirements and GMP control requirements. In the case of NE-1340, the manufacturer must either submit a GRAS petition or food additive petition prior to such FDA submission, or self-affirm GRAS, which may be the fastest route to commercialization, at the time of such submission. If the FDA does not object within 90 days of such submission, the manufacturer may commence commercial sales of infant formula containing the Company's additive in the United States. Approval of the reformulated infant formula also will be necessary in a number of foreign countries. See "Business -- Government Regulation."

Nutritional Additives

         Breast milk contains more than two dozen complex carbohydrates that are believed to provide infants with protection against bacterial and viral infections. Commercial infant formula products, which are based on either cow's milk or soy extracts, do not contain breast milk oligosaccharides. Studies indicate that breast-fed infants have fewer bacterial and viral infections than formula-fed infants. The Company believes that this is due, in part, to the presence of oligosaccharides in breast milk. Neose is using its core technology to develop breast milk oligosaccharides for inclusion as additives to commercial infant formula. Neose has entered into an exclusive license agreement with Abbott, a leading provider of infant formula in the United States, to commercialize the Company's nutritional additives.

         Infant formula marketing strategies are designed to convince pediatricians and hospitals to recommend the brand of choice to new parents. Barring complications, switching brands of infant formula is uncommon, and price competition has not played a significant role in brand selection. The Company believes that infant formula manufacturers are increasingly seeking ways to differentiate their products, and to provide an impetus to switch brands of infant formula. The Company's breast milk oligosaccharide additive is intended to provide effective product differentiation without requiring significant pricing adjustments.

         Utilizing Neose's MTR technology, Abbott is currently developing the capability to manufacture the infant formula additive in commercial quantities. At least 90 days prior to marketing, the manufacturer of a reformulated infant formula must submit to the FDA the description of any major reformulation or change in processing, and assurances that the reformulated infant formula will not be marketed without complying with nutrient and quality factor requirements and GMP control requirements. In the case of NE-1340, the manufacturer must either submit a GRAS petition or food additive petition prior to such FDA submission, or self-affirm GRAS, which may be the fastest route to commercialization, at the time of such submission. If the FDA does not object within 90 days of such submission, the manufacturer may commence commercial sales of infant formula containing the Company's additive in the United States. Approval of the reformulated infant formula also will be necessary in a number of foreign countries. See "Business -- Strategic Alliance with Abbott" and "Business -- Government Regulation."

         Additionally, the Company and Abbott are exploring the development of additional breast milk oligosaccharides for use in infant formula, and the inclusion of breast milk oligosaccharides in nutritional supplement products for the elderly, or for nutritionally-compromised adults. In addition, the Company is exploring with other collaborators the development of other oligosaccharides for other nutritional and non-prescription healthcare products.

Pharmaceuticals

         Neose's initial pharmaceutical development programs are targeted at the discovery and development of novel oligosaccharide anti-infectives, specifically anti-bacterials. The Company believes that oligosaccharide anti-infectives will have substantial benefits as compared with conventional antibiotics. Oligosaccharides are naturally-occurring, are cost-effective to produce utilizing the Company's technology, have relatively low toxicity, and are less likely to cause adverse side-effects. Conventional antibiotics, currently the primary treatment for bacterial infections, act by killing bacteria and do not interfere with the initial step of infection. In addition, bacteria are increasingly becoming resistant to existing antibiotics, severely limiting their effectiveness. Antibiotics, which act by killing pathogens, select for, and consequently facilitate the proliferation of strains of the pathogen that are resistant to the antibiotics. Because the Company's anti-infective product candidates do not act by killing pathogens, but rather by preventing attachment of pathogens to cell surfaces, the Company believes that use of its anti-infectives is less likely to result in the development of resistant strains.

         Two of the Company's initial drug discovery and development efforts are targeted to develop treatments for gastritis and peptic ulcers caused by H. pylori infections and pediatric ear infections.

         Gastritis and Peptic Ulcers. Neose is developing a naturally-occurring human gastrointestinal oligosaccharide to treat gastritis and peptic ulcers caused by H. pylori infections. H. pylori has been acknowledged to be the cause of gastritis and over 80% of all peptic ulcer cases. An estimated four million people suffer from active peptic ulcers each year in the United States, and approximately 500,000 new cases are diagnosed annually. The Company estimates that the direct medical costs of treating peptic ulcers in the United States exceed $2.0 billion per year.

         Until recently, treatment of gastritis and peptic ulcers focused on the use of antagonists of acid secretion, such as the H-2 antagonists, Tagamet(R) (cimetidine) and Zantac(R) (ranitidine), and the proton pump inhibitors, Prilosec(R) (omeprazole) and Prevacid(R) (lansoprazole). While assisting in the healing of gastritis and peptic ulcers, these drugs acting alone do not cure the underlying H. pylori infection. Consequently, high rates of recurrence and the need for chronic therapy are associated with these treatment regimes. One approach currently used to treat gastritis and recurrent peptic ulcers involves the administration of antibiotics, in combination with other drugs. Even the most effective antibiotic treatments, however, may be complicated by (i) the need to treat for prolonged periods with multiple drugs, (ii) side-effects and problems with patient compliance, (iii) relapses if treatment is interrupted, and (iv) the development of antibiotic-resistant strains of H. pylori.

         NE-0080, Neose's product candidate for the treatment of H. pylori infections, is a carbohydrate molecule that is identical to a human stomach cell carbohydrate utilized by H. pylori to attach to its target cells. In in vitro preclinical studies, NE-0080 prevented the attachment of H. pylori to human stomach cell lines, and dislodged previously bound H. pylori bacteria from such cells. Studies in two different animal models have shown that NE-0080 decreased
H. pylori levels. In November 1994, Neose completed preclinical studies of NE-0080. The Company filed an IND with the FDA in December 1994 and completed Phase IA and Phase IB clinical trials involving 24 healthy subjects in an ascending single dose study in April 1995 and 32 subjects with asymptomatic H. pylori infections in a 10-day repeat dose study in March 1996, respectively. The results of these studies indicated that NE-0080 was well-tolerated and did not cause any adverse side-effects. A Phase IC study, involving a 28-day repeat dose study in 11 subjects with asymptomatic H. pylori infections, was completed in November 1996. Although the study was designed primarily to test safety, the Company also used the non-invasive UBT test to measure H. pylori loads in the subjects over an eight-week period. NE-0080 caused a statistically significant decrement in UBT values. The Company plans to initiate Phase II studies on NE-0080 in early 1997. Neose also is developing NE-1327, a polyvalent configuration of NE-0080 that is significantly more effective than the natural monovalent molecule in inhibiting in vitro binding of H. pylori bacteria to human stomach cells.

         Pediatric Ear Infections. Neose is developing NE-1530, a naturally-occurring human airway oligosaccharide, for the treatment of pediatric ear infections. Middle ear infections are one of the most frequent reasons for pediatrician visits. According to an industry report, there are an estimated 30 million office visits and prescriptions each year attributable to middle ear infections. Healthcare costs in the United States associated with middle ear infections exceed $2.0 billion annually. Current antibiotic therapies are losing their effectiveness due to the development of resistant strains of the bacteria that cause these infections.

         NE-1530 contains a sugar sequence identical to that of airway carbohydrates to which respiratory disease-causing bacteria attach, and subsequently initiate colonization. In in vitro tests, the compound blocked the attachment to human airway cells of Streptococcus pneumoniae, Hemophilus influenzae, and Moraxella catarrhalis, the bacteria most frequently associated with a variety of respiratory infections, including pediatric ear infections, acute infections associated with chronic bronchitis, and pneumonia. In addition, results of animal studies indicate that this compound inhibits and reverses the attachment of these bacteria. The Company is developing a formulation of NE-1530 for nasal administration, is conducting further preclinical studies, and intends to file an IND application in late 1997. Although the Company has chosen initially to develop NE-1530 for pediatric ear infections, the Company also may develop this compound in the future for other indications, such as acute infections associated with chronic bronchitis and pneumonia.

         Xenotransplant Rejection. An estimated 20,000 human organ transplants were performed in the United States in 1995 and many times that number of patients are believed to die each year due to the lack of available human organs. At the end of 1995, the waiting list for humans awaiting human organs was approximately 44,000, and that list has grown significantly each year. There have been efforts in the past to utilize animal organs, particularly pig organs due to their size, availability, and physiological similarities to humans, to address the shortage of human organs. These efforts, however, have not been successful. Although substantial resources have been committed to develop animal organs for human transplants, HAR, in which the transplanted organ is rejected within minutes of transplantation, remains one of the most critical obstacles to xenotransplantation. HAR results from an antibody-mediated response against an oligosaccharide found on the cell surface of most mammals, but absent in humans.

         In vitro studies and limited in vivo surgeries indicate that it may be possible to prevent, to some extent, HAR by administering sufficient quantities of the Company's specific oligosaccharide prior to and following surgery to bind and neutralize the circulating antibodies. Animal studies have demonstrated that the administration of the appropriate oligosaccharide may prevent HAR to a sufficient degree, and for a sufficient period of time, to allow the recipient to accommodate the grafted organ. Once HAR is overcome, existing immunosuppressive pharmaceuticals are available to help the physician manage the ongoing accommodation of the new organ in most patients.

         Neose has synthesized significant quantities of the oligosaccharide that is the target of the antibody responsible for HAR, and has collaborated with a leading transplant surgeon in preclinical studies of this compound, designated NE-0501, as a preventive agent for HAR in xenotransplants utilizing pig organs. During 1996, the Company conducted preclinical studies in which unmodified pig hearts were grafted into two baboons receiving NE-0501 intravenously to neutralize the target antibodies. These studies demonstrated that NE-0501, while present in the bloodstream in adequate concentrations, allows the in vivo survival of the transplanted organ and neutralizes the antibodies that initiate HAR. The Company is collaborating with other companies that are pursuing xenotransplantation with several different approaches, including transgenic modification of pig organs, and chimeric tolerization of donor organs. The Company believes that the use of oligosaccharides may be an important part of the therapies that will ultimately be utilized in the possible commercialization of xenotransplantation in the future.

Other Potential Products

         Other clinically important infections mediated by complex carbohydrates include dental and periodontal infections, vaginitis, tuberculosis, sexually transmitted diseases, diarrhea, urinary tract infections, and corneal ulcers. To the extent funding and other resources become available for research and development, the Company intends to target compounds in the following three areas: (i) oral hygiene (compounds that would inhibit the activity of plaque and gingivitis-causing bacteria), (ii) urinary tract infections, and (iii) anti-fungals (compounds that would inhibit the attachment of Candida albicans, the fungus that causes common vaginal infections). Using its proprietary technology, Neose believes it can manufacture complex carbohydrates for eventual development as novel anti-infective drugs to combat one or more of these infectious diseases.

         The Company, in conjunction with Bracco, is also exploring the use of complex carbohydrates for development as in vivo diagnostic imaging agents. See "Business -- Other Collaborative Relationships -- Bracco." The Company also intends to explore the use of its core technology to create structural molecules for food industry applications, and to target compounds that would have anti-bacterial and anti-inflammatory applications in the cosmetics industry.

Strategic Alliance with Abbott

         The Company and Abbott entered into collaborative agreements to develop breast milk oligosaccharides as additives to infant formula and other nutritional products. Abbott has manufacturing rights and manufacturing development responsibilities for the nutritional additives. Under this strategic alliance, Abbott has invested $6.0 million in Neose and Neose has received approximately $5.2 million in contract payments, license fees, and milestone payments from Abbott. In addition, Neose is to receive $5.0 million within 60 days of the first commercial sale, if any, of infant formula containing the Company's nutritional additive. Abbott will manufacture the nutritional additive for its own use and has agreed to pay Neose ongoing fees based on the dry weight of the infant formula sold containing the nutritional additive. The Company is required to credit $3.75 million of the license fees against the ongoing fees in equal amounts over four years. In addition, Abbott has agreed to renegotiate the fees due Neose on the sale of products containing the nutritional additive in any case where Neose has made a contribution that both parties agree will result in a substantial commercial advantage. Abbott is considering the utilization of other proprietary technology exclusively licensed to Neose that may further significantly reduce the cost of manufacture of the oligosaccharide additives to infant nutritional formula. If Abbott determines to adopt this technology in its manufacturing processes, Abbott has acknowledged to Neose that it would be obligated under that provision of its agreement to renegotiate the financial terms. There can be no assurance that Abbott will determine to utilize the Neose technology in its manufacturing processes. Under the terms of the Abbott agreements, if Abbott fails to make appropriate regulatory filings with the FDA for the addition of Neose oligosaccharides in infant formula prior to December 31, 1997, Neose, at its option, may elect to convert the license of Neose technology to a non-exclusive license to Abbott, in which event the license fees payable by Abbott after commercialization would be reduced by 50%, and Abbott's obligations to make contract and milestone payments, including the $5.0 million milestone payment, would be terminated. Abbott may, at any time prior to the first commercial sale, if any, of infant formula containing the Company's nutritional additive, elect to make its license agreement non-exclusive, in which event the license fees payable by Abbott after commercialization would be reduced by 50%, and Abbott's obligations to make contract and milestone payments, including the $5.0 million milestone payment, would be terminated. Abbott also has the right to cancel the underlying license agreement upon 60 days' written notice and return the technology, in which event it would have no further funding obligations to the Company. The Company anticipates that its manufacturing arrangement with Abbott will assist the Company in developing its own manufacturing capability.

Other Collaborative Relationships

         Neose seeks to complement its internal resources through the formation of relationships with universities and other companies. The Company has formed several such collaborative relationships to date, and intends to enter into additional relationships in the future. The Company's other collaborative relationships are described below.

Bracco

         Neose has entered into a collaborative research agreement with Bracco Research USA Inc., a unit of Bracco Industria SpA and formerly the diagnostics division of Bristol-Myers Squibb Company. Under the terms of the agreement, Neose will supply Bracco with complex carbohydrates, which Bracco will attach to diagnostically useful agents. If the resulting new molecules can highlight specific targets, they may be promising candidates for development as human in vivo imaging agents. Under the terms of the three-year agreement, Bracco has paid Neose $375,000 to date and is obligated to pay Neose $375,000 over the next 18 months to fund research and development. This agreement is terminable at any time upon 60 days' notice, in which event Bracco would have no further funding obligations to the Company.

The Rockefeller University

         In October 1995, Neose licensed from The Rockefeller University proprietary technology for a group of gene sequences that allow the recombinant production of highly active and efficient enzymes involved in the synthesis of carbohydrates. Neose expects that these enzymes will substantially reduce the cost of manufacture of certain carbohydrates.

         In addition, The Rockefeller University scientists have collaborated with Neose in the area of carbohydrates involved in upper respiratory infections. Neose has licensed one issued patent and one patent application from The Rockefeller University directed toward the therapeutic uses of certain oligosaccharides in these areas.

University of Pennsylvania

         Neose has entered into an exclusive license agreement with the University of Pennsylvania for the use, development, and commercialization of patent and technology rights relating to the Company's proprietary MTR technology substantially developed by Dr. Stephen A. Roth, the Company's Chairman and Chief Executive Officer, while Professor of Biology at Penn. Penn beneficially owns approximately 1.8% of the Common Stock and upon completion of this offering, Penn will beneficially own approximately 1.6% of the Common Stock.

Research and Development

         The Company conducts the majority of its research and development activities through its own staff and facilities. The Company has assembled a scientific staff with multidisciplinary skills in advanced research technologies, including biochemistry, organic chemistry, analytic chemistry, molecular biology, cell biology, microbiology, and enzymology. The Company currently has 40 employees engaged in research and development. The Company's research facilities include laboratories for each of the scientific staff's disciplines, in vitro testing facilities, and formulation facilities.

         In addition to its in-house research programs, the Company collaborates with academic and research institutions to support research in areas of interest to the Company. Usually, such research assistance is performed in conjunction with additional in-house research. The faculty member supervising the outside research effort may also participate as a consultant to the Company.

Patents and Proprietary Rights

         The Company relies on patent rights, trade secrets, trademarks, and nondisclosure agreements to establish and protect its proprietary rights in its technologies and products. Despite these precautions, it may be possible for unauthorized third parties to utilize the Company's technology or to obtain and use information that the Company regards as proprietary. The Company may be dependent on licensors or collaborators to prosecute certain of the Company's patent applications and may be dependent on such parties to protect such patent rights if patents issue. The laws of some foreign countries do not protect the Company's proprietary rights in its technologies and products to the same extent as do the laws of the United States.

         To date, the Company, through its license with Penn, has obtained exclusive, worldwide rights to two issued U.S. patents. Both patents expire in 2010. The first patent, for which certain corresponding foreign patents have issued and other foreign patent applications are pending, is directed to an apparatus for synthesizing carbohydrates or carbohydrate-containing compounds utilizing three or more different glycosyltransferases. The second U.S. patent is directed to an apparatus containing a specific pair of enzymes to synthesize a breast milk oligosaccharide and to other apparatuses containing multiple glycosyltransferases. In addition, the Company, through its license with Penn, has received rights to a patent application directed to a process for obtaining glycosyltransferases from natural sources. The Penn license terminates upon the expiration of the last to expire licensed patent in each country. Penn may, at its option, terminate the license upon 60 days' notice if the Company is not using its continuing best efforts to develop or sell a product using the licensed technology. The Company also has licensed from The Rockefeller University two issued patents and one patent application. These are directed toward certain gene sequences and therapeutic uses of certain oligosaccharides. In addition to the licensed patents, three U.S. patents have issued to the Company within the past year. These patents are directed toward manufacturing processes for, and therapeutic uses of, oligosaccharides. The Company, both independently and through its licenses, has rights to a number of U.S., and corresponding foreign, patent applications.

         No assurance can be given that the U.S. Patent and Trademark Office or any foreign patent office will grant patent protection for the subject matter of any pending patent applications, or that present or future patents will provide meaningful protection to the Company's present or future technologies, products, or processes. Furthermore, no assurance can be given that others will not independently develop substantially equivalent proprietary information or obtain access to the Company's know-how or that others will not be issued patents that may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. Legal standards relating to the scope of claims and the validity of patents in the biotechnology field are still evolving, and no assurance can be given as to the degree of protection any patents issued or licensed to the Company will afford, the validity of any such patents, or the Company's ability to avoid violating or infringing any patents issued to others. There can be no guarantee that any patents issued to or licensed by the Company will not be infringed by the products of others. Defense and prosecution of patent claims can be expensive and time-consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of substantial resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties, or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property.

         The Company's success is also dependent upon the skills, knowledge, and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors, and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company, and requires disclosure and assignment to the Company of their ideas, developments, discoveries, and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure. NEOSE is a trade name of the Company.

         The Company's management and scientific personnel have been recruited primarily from other scientific companies, pharmaceutical companies, and academic institutions. In some cases, these individuals may be continuing research in the same areas with which they were involved prior to joining the Company. As a result, the Company could be subject to allegations of violation of trade secrets and similar claims. The Company has not received any notice of any such claims and knows of no basis of any such claims. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

Government Regulation

         The Company's product candidates and manufacturing facilities are subject to stringent regulation by a number of government authorities in the United States and other countries, including the FDA, pursuant to the FDC Act and regulations thereunder. The Company's infant formula additive may be subject to FDA review as a food additive, and the infant formula containing this additive will be subject to the provisions of the United States Infant Formula Act. The Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other similar federal, state and local laws, rules, and regulations governing laboratory activities, waste disposal, handling of toxic, dangerous or radioactive materials, and other matters. The Company is unable to predict whether any governmental agency will adopt requirements, including regulations, which would have a material and adverse effect on any future product applications involving biotechnology. The Company currently voluntarily complies with the National Institutes of Health Guidelines for Research Involving Recombinant DNA Technologies. Although the Company believes that it is in compliance with all applicable laws, rules, and regulations, these laws, rules, and regulations change frequently, and there can be no assurance that federal or state governments will not impose upon all or a portion of the Company's activities additional restrictions which might adversely affect the Company's business, prospects, financial condition, or results of operations. See "Risk Factors -- Government Regulation; No Assurance of Product Approval."

Regulation of Infant Formula Additives

         Food and food ingredients are subject to the provisions of the FDC Act regarding adulteration and misbranding of food. Food additives are broadly defined as any substances that may become a component, or otherwise affect the characteristics, of food, and the safety of which is established by regulation rather than general recognition among experts. All new food additives require premarket clearances. The Company's breast milk oligosaccharide, which is intended to be marketed as an additive for infant formula, may be subject to the extensive and lengthy FDA review process for food additives.

         Information supporting the safety of a food additive is submitted to the FDA in the form of a food additive petition. Such a petition is required to contain reports of safety investigations of the food additive and details regarding its physical, chemical, and biological properties. All product safety studies submitted to the FDA usually must be conducted in accordance with FDA Good Laboratory Practices ("GLP") requirements. Submission of a food additive petition does not assure that the FDA will issue a food additive regulation. The information must establish to a reasonable certainty that the food additive is safe for its intended use at the level specified in the petition. The food additive petition process generally is expensive and lengthy, frequently requiring several years after the petition is submitted to the FDA. No assurance can be given that the FDA will accept the petition or that, if accepted, such petition will not result in the establishment of regulations concerning the use of the product.

         Substances that are GRAS are excluded from the definition of food additives. A manufacturer may make an independent determination that qualified experts would generally agree that a substance is GRAS for a particular use. Alternatively, a GRAS affirmation petition may be submitted for the FDA to review and affirm GRAS status by regulation. There can be no assurance that Abbott will make an independent determination or that the FDA will agree with such independent determination, if Abbott were to elect to make such a determination. Accordingly, there is a risk that the FDA will disagree with the independent determination. In such a circumstance, the manufacturer must submit a GRAS affirmation petition for the FDA to review and affirm GRAS status by regulation in order to market and sell the additive or formula containing the additive. This process could be time-consuming and expensive and would have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, a company's decision to rely on an independent determination may limit the marketability of that company's products as to food manufacturers, many of whom require confirmation of GRAS status from the FDA before they will purchase substances for use in foods from third parties.

         The infant formula into which the Company's breast milk oligosaccharide is introduced will be subject to review and approval under the Infant Formula Act, which has detailed requirements for the manufacture, composition, and labeling of infant formulas. Under the Infant Formula Act, infant formula manufacturers are required to notify the FDA of any intent to revise, add, or substitute any protein, fat, or carbohydrate in infant formula 90 days prior to the intended date of commercial distribution. The submission must contain the quantitative formulation of the new infant formula, a description of any reformulation or change in processing, and assurances that the new infant formula will not be marketed without complying with the nutrient and quality factor requirements and GMP control requirements. Upon notification, the FDA has a 90-day period in which to request additional information, or deny marketing rights for the new formula. If no response is forthcoming from the FDA within 90 days of notification, the manufacturer may proceed with commercial sales of the newly formulated product. Pursuant to the Company's agreements with Abbott, Abbott is responsible for all regulatory activities relating to the infant formula additive. There can be no assurance that Abbott will be able to satisfy all applicable regulatory requirements.

         In addition, Abbott may market infant formula containing the additive in foreign countries. Infant formula regulatory requirements vary widely from country to country, and may be more or less stringent than FDA requirements. The time required to obtain required clearances, if required, in foreign countries may be longer or shorter than that required in the United States.

         If the Company's technology is incorporated in products claiming a therapeutic benefit, such products could be regulated as a drug rather than as a food. Regulation of these products as a drug would require extensive clinical testing and review by the FDA to support the claims made for the product. The uncertainty regarding the regulatory status of this type of product could have a material adverse effect on the Company's business, financial condition, and results of operations.

Regulation of Pharmaceutical Products

         The Company's research and development activities regarding, and the future manufacturing and marketing of, its pharmaceutical products will be subject to significant regulation by numerous government authorities in the United States and other countries. Pharmaceutical products intended for therapeutic use in humans are governed principally by the FDC Act and by FDA regulations in the United States and by comparable laws and regulations in foreign countries. The FDC Act and other federal statutes and regulations govern the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising, and promotion of such products. Failure to comply with applicable requirements can result in fines, recall, or seizure of products, total or partial suspension of production, withdrawal of existing product approvals, refusal to approve new drug applications, and criminal prosecution. The process of completing clinical testing and obtaining FDA approval for a new drug or biological product requires a number of years and the expenditure of substantial resources and there can be no assurance that approval will be granted.

         Following drug discovery, the steps required before a new pharmaceutical product may be marketed in the United States include: (1) preclinical laboratory and animal tests; (2) the submission to the FDA of an IND application; (3) clinical and other studies to assess safety and parameters of use; (4) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug; (5) the submission of a New Drug Application ("NDA") to the FDA; and (6) FDA approval of the NDA prior to any commercial sale or shipment of the drug.

         Typically, preclinical studies are conducted in the laboratory and in animal model systems to gain preliminary information on the drug's pharmacology and toxicology and to identify the potential safety problems that would preclude testing in humans. The results of these studies are submitted to the FDA as part of the IND application and are reviewed by the FDA prior to authorizing the sponsor to conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA.

         Clinical trials of an investigational product in human subjects typically are conducted in three phases and are subject to specific protocols that are particularly detailed in Phases II and III. Each protocol indicating how the clinical trial will be conducted must be submitted for review to the FDA as part of the IND. Clinical trials using xenotransplants raise unique safety issues and the FDA has developed and is expected to continue to develop additional requirements for INDs for these types of trials. The FDA's review of a study protocol does not necessarily mean that if the study is successful it will constitute proof of efficacy or safety.

The FDA may require changes in a protocol both prior to and after the commencement of a trial. There is no assurance that the FDA will permit a study to go forward or, once started, to be completed.

         Phase I clinical trials are designed to determine the metabolic and pharmacologic effects of the drug in humans, the side-effects associated with increasing doses, and possibly, to obtain early indications of efficacy. These studies generally involve a small number of healthy volunteer subjects, but may be conducted on people with the disease the drug is intended to treat. Phase II studies are conducted to evaluate the effectiveness of the drug for a particular indication and thus involve patients with the disease under study. These studies also provide evidence of the short term side-effects and risks associated with the drug. Phase III studies are generally designed to provide the substantial evidence of safety and effectiveness of a drug required to obtain FDA approval. They often involve a substantial number of patients in multiple study centers and may include chronic administration of the drug in order to assess the overall benefit-risk relationship of the drug. A clinical trial may combine the elements of more than one phase and typically two or more Phase III studies are required. Typical estimates of the total time required for completing such clinical testing vary between four and ten years.

         Reports of results of the preclinical studies and clinical trials for non-biologic drugs are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment. This application also includes details of the manufacturing and testing processes, as well as proposed product packaging and labeling. FDA approval of the NDA is required before the applicant may market the new product in the United States. The clinical testing and FDA review process for new drugs are likely to require substantial time, effort, and expense. The FDA may refuse to approve an NDA if applicable statutory and/or regulatory criteria are not satisfied, or may require additional testing or information.

         The Company has not submitted an NDA to the FDA or received approval from any other regulatory authority to market any of its product candidates, and there can be no assurance that any such product will ever be approved for marketing, or that the Company will be able to obtain the labeling claims desired for its products. The Company is and will continue to be dependent upon and require that the laboratories and medical institutions conducting its preclinical studies and clinical trials maintain both good laboratory and good clinical practices and that the manufacturers of its compounds maintain compliance with current GMP requirements. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit, or prevent FDA regulatory approval. Delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review. Similar delays also may be encountered in foreign countries. Any delay in obtaining, or failure to obtain, such approvals would adversely affect the Company's ability to generate product revenues or royalties. There can be no assurance that regulatory approval will be obtained for any product developed by the Company. Moreover, even if approval is granted, such approval may entail commercially unacceptable limitations on the labeling claims for which a product may be marketed.

         Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety, or to gain approval for the use of a product as a treatment in clinical indications other than those for which the product was initially tested. The FDA may also require post-marketing testing and surveillance programs to monitor the drug's effects. Side-effects resulting from the use of pharmaceutical products may prevent or limit the further marketing of products.

         Once the sale of a product is approved, the FDA regulates production, manufacturing, marketing, and other activities to ensure compliance with the FDC Act and the FDA's implementing regulations. Product approvals may be withdrawn, or other actions may be ordered, or sanctions imposed if compliance with regulatory requirements is not maintained. Other countries in which any products developed by the Company or its licensees may be marketed impose a similar regulatory process. The Company cannot predict the impact of adverse governmental action that might arise from future legislative and administrative action.

         For marketing outside the United States, the Company will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices. The requirements relating to the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country.

Competition

         The Company is engaged in highly competitive industries. The Company competes with many public and private companies, including well-known nutritional products manufacturers, pharmaceutical companies, chemical companies, specialized biotechnology companies, and academic institutions. Many of the Company's competitors have significantly greater financial, scientific, and technical resources, and manufacturing and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience conducting preclinical studies and clinical trials of new pharmaceutical products, and in obtaining regulatory approvals for pharmaceutical products.

         The Company is relying on Abbott to develop and commercialize its infant formula additive. As a result, the success of the Company's infant formula additive will depend, in significant part, on Abbott's ability to compete in the highly competitive infant formula market. Abbott's principal competitors in this market include Bristol-Myers Squibb Company, American Home Products Corp., Nestle S.A., and Gerber Products Co. Competitors of the Company and its collaborators may develop products that compete successfully with the Company's products and may develop and commercialize such products more rapidly than the Company and its collaborators. Competition may increase further as a result of potential advances from the study of complex carbohydrates, and greater availability of capital for investment in this field. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any being developed by the Company, or that would render the Company's technology and products obsolete or noncompetitive. Although Neose is not aware of any companies that are developing breast milk oligosaccharides as additives to infant formula, other companies are investigating potential infant formula additives. Such compounds may compete as additives to infant formula, but are not directly substitutable for, or competitive with, carbohydrate additives.

         The anti-H. pylori market is currently dominated by large pharmaceutical companies with products that generally kill bacteria on a non-specific basis. In response to recent evidence that infection with the bacterium H. pylori is the major cause of peptic ulcers, certain of these pharmaceutical companies and others have initiated or expanded research programs aimed at the eradication of H. pylori. However, many of these research programs are focusing on conventional antibiotic agents, each of which has reported incidences of side-effects and resistance. To date, no single product has alone received FDA approval of a labeling indication for H. pylori, although the FDA has approved several combinations of multiple products with a specific labeling indication for eradication of H. pylori. The market for treatment of respiratory infections and otitis media is currently dominated by large pharmaceutical companies with antibiotics that kill bacteria non-specifically. The use of antibiotics often results in the development of side-effects and resistance. Due to the significant commercial opportunities for respiratory infection and otitis media therapeutics, many pharmaceutical and biotechnology companies are believed to be developing alternative therapeutics and vaccines for the treatment and prevention of respiratory infections and otitis media. Due to the limited supply of human organs, there is a developing need for alternatives. The Company is aware of several other pharmaceutical companies that are doing work in the area of xenotransplants.

         Several companies are developing oligosaccharide therapeutics, and one company produces by enzymatic means a limited number of oligosaccharides and oligosaccharide precursors. The Company believes that none of these companies has the ability currently to manufacture a wide variety of human oligosaccharide products in quantities sufficient for commercialization. Other companies, however, that are developing non-human oligosaccharides may have the capability to produce, via fermentation, quantities sufficient for clinical studies and commercialization. In addition, some companies are investigating novel methods of organic synthesis, sometimes in combination with enzymatic steps, in order to produce commercial quantities of complex carbohydrates. There can be no assurance that these and other efforts by potential competitors will not be successful, or that other methods of carbohydrate synthesis will not be developed to compete with the Company.

Manufacturing

         To be successful, the Company's products must be manufactured in commercial quantities under GMP prescribed by the FDA, and at acceptable costs. The Company has not yet manufactured any products in commercial quantities and currently does not have the facilities to manufacture any products in commercial quantities under GMP. Although the Company is formulating amounts sufficient to conduct initial clinical trials of one pharmaceutical product candidate under GMP conditions, existing facilities of the Company are not adequate for commercial scale manufacturing. The Company plans to construct GMP manufacturing facilities in its current Horsham facility during the first half of 1997 adequate to provide Neose capacity for the GMP production of amounts of NE-0080, NE-1530, and NE-0501 necessary for the conduct of anticipated clinical trials of those compounds. In addition, the expanded facility is expected to give Neose the capacity to manufacture limited amounts of GMP carbohydrate materials for third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" for a description of the anticipated financial aspects of this manufacturing expansion. The Company will need to develop its own GMP manufacturing facility and/or depend on its collaborators, licensees, or contract manufacturers for the commercial manufacture of its products. In the event the Company determines to establish a manufacturing facility, it will require substantial additional funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such a facility. The Company has no experience in such commercial manufacturing, and there can be no assurance that the Company will be able to establish such a facility successfully and, if established, that it will be able to manufacture products in commercial quantities for sale at competitive prices. If the Company determines to rely on collaborators, licensees, or contract manufacturers for the commercial manufacture of its products, the Company will be dependent on such corporate partners or other entities for, and will have only limited control over the commercial manufacturing of, its products. There can be no assurance that the Company will be able to enter into any such manufacturing arrangements on acceptable terms, if at all. If the Company is not able to enter into commercial manufacturing agreements, it could encounter delays in introducing its products into certain markets, or find that the manufacture of its products in these markets is adversely affected. There can be no assurance that the parties to the Company's future commercial manufacturing agreements will perform their obligations as expected, or that any revenue will be derived from these commercial manufacturing agreements. See "Risk Factors -- No Commercial Manufacturing Capability or Experience."

Marketing, Distribution, and Sales

         The Company has no experience in marketing, distributing, or selling nutritional additives or pharmaceutical products, and will have to develop a sales force and/or rely on its collaborators or licensees, or on arrangements with others to provide for the marketing, distribution, and sales of its products. There can be no assurance that the Company will be able to establish marketing, distribution, and sales capabilities or make arrangements with third parties to perform such activities on acceptable terms, if at all. See "Risk Factors -- Limited Clinical Trial Experience; No Marketing or Sales Capability or Experience."

Scientific Advisory Board

         The Company has assembled a Scientific Advisory Board (the "SAB") composed of eight members (the "Scientific Advisors") who are leaders in certain of the Company's core disciplines, and who review the Company's research, development, and clinical activities. Scientific Advisors are available for consultation with the Company's management. The SAB meets as a group at scheduled semi-annual meetings, and some Scientific Advisors meet more frequently, on an individual basis, with the Company's scientific personnel and management to discuss the Company's ongoing research and development projects.

         Upon election to the SAB, Scientific Advisors receive a onetime grant of an option to purchase 6,666 shares of Common Stock at fair market value, vesting over a four-year period. Each member of the SAB is eligible to receive $2,000 per day as compensation for consulting services, up to a maximum of $24,000 per year. In addition, each Scientific Advisor was granted an option to purchase 1,500 shares of Common Stock during 1996. Each member of the SAB has agreed to transfer to the Company the rights to all technology invented that is related to the business of the Company and that was derived directly or indirectly from the proprietary information of the Company, and has further agreed not to compete with the Company for a period of one year following termination of his or her membership. The current members of the SAB are as follows:

                  Baruch S. Blumberg, M.D., Ph.D., Neose's SAB Chairman, was Master of Balliol College, Oxford University, and is the Fox Chase Distinguished Scientist and Senior Advisor to the President, Fox Chase Cancer Center in Philadelphia, and University Professor of Medicine and Anthropology, University of Pennsylvania. Dr. Blumberg received the Nobel Prize for Physiology or Medicine in 1976 for his research on the hepatitis B virus, for his invention of the hepatitis B vaccine, and for his discoveries of mechanisms relating to the origins and dissemination of infectious diseases. Dr. Blumberg has received 22 honorary degrees, more than 25 distinguished scientific awards and, in addition to his numerous current appointments, has published over 400 scientific articles and abstracts.

                  Merton Bernfield, M.D. is Chief of Newborn Medicine at the Children's Hospital in Boston, chairs the Department of Newborn Medicine at the Brigham & Women's and Beth Israel Hospitals, and serves as the Clement A. Smith Professor of Pediatrics and Professor of Cell Biology at Harvard Medical School. Dr. Bernfield has had numerous senior academic and administrative appointments as well as an extensive list of awards and honors. Dr. Bernfield currently serves on the editorial boards of six scientific peer review journals, is a member of the Institute of Medicine of the National Academy of Sciences, and has authored and co-authored over 140 scientific publications.

                  Harold C. Neu, M.D. is Professor of Medicine and Pharmacology, and was Chief, Division of Infectious Diseases at Columbia University. Dr. Neu is a member of the Scientific Committee of the International Society for Chemotherapy, was the Chairman of the Subcommittee on Infectious Diseases, and served on the Committee on Public Health of the New York Academy of Medicine. Dr. Neu currently serves on the editorial boards of more than 20 peer review journals and has received several awards for his scientific accomplishments.

                  Harry Schachter, M.D., Ph.D., FRSC is an expert of international repute in glycoconjugates, and has served as Professor and Chairman of the Department of Biochemistry at the University of Toronto and as Head of the Division of Biochemistry Research at Toronto's Hospital for Sick Children. Dr. Schachter has been awarded numerous honors, and has authored over 120 scientific publications related to glycoconjugates. He has served as the President of the International Glycoconjugate Organization, and serves on the editorial boards of several journals.

                  Stanton Segal, M.D. is Director of the Division of Biochemical Development and Molecular Diseases at the Children's Hospital of Philadelphia and Professor of Pediatrics and Medicine at the University of Pennsylvania School of Medicine. Dr. Segal has published over 375 scientific articles on all aspects of carbohydrate metabolism and metabolic defects. He has served on many national committees, and is on the editorial board of both Metabolism and Enzyme and Protein.

                  Barry D. Shur, Ph.D. is Professor and Chairman, Department of Anatomy and Cell Biology, Emory University School of Medicine. Dr. Shur serves on the editorial board of Glycobiology and Developmental Biology, and has authored or co-authored over 100 scientific publications.

                  Elaine Tuomanen, M.D. is Associate Professor and Head of the Laboratory of Molecular Infectious Diseases at The Rockefeller University, New York, where she has been engaged in full-time research since 1981. Dr. Tuomanen is the author or co-author of over 100 publications, and her work has been recognized by awards from the American Society of Microbiology, the American Lung Association, the Society for Pediatric Research, and the Infectious Diseases Society of America.

                  George Whitesides, Ph.D. is Mallinckrodt Professor of Chemistry at Harvard University and the former Chairman of the Department of Chemistry at Harvard. The recipient of many scientific awards and accolades, Dr. Whitesides serves in numerous national advisory positions and on the editorial boards of several peer review journals.

Employees

         As of December 31, 1996, Neose had 49 employees (13 of whom held Ph.D., Pharm.D., or M.D. degrees), consisting of 40 employees engaged in research and development activities and nine employees devoted to business development, finance, and administrative activities. The Company's staff includes carbohydrate biochemists as well as scientists with expertise in organic chemistry, analytic chemistry, molecular biology, microbiology, cell biology, scale-up manufacture, and regulatory affairs. A significant number of the Company's management and professional employees have prior experience with pharmaceutical or biotechnology companies, and many have specialized training in carbohydrate technology. None of the Company's employees is covered by collective bargaining agreements, and Neose believes that it maintains good relations with its employees.

Facilities

         The Company currently leases approximately 45,000 square feet of laboratory and office space in Horsham, Pennsylvania. Build-out has been completed on approximately 25,000 square feet of this facility with approximately 80% of such space being devoted to research and development. The Company intends during the first half of 1997 to complete build-out of the remaining approximately 20,000 square feet for use as pilot-scale manufacturing and offices. In connection with the remaining build-out, the Company expects to make capital expenditures in the total amount of approximately $7.5 million, which began in the fourth quarter of 1996, to expand GMP manufacturing capabilities for the Company's compounds under development. The Company's lease terminates in 2002. The Company has the option to extend the lease for an additional five years or to terminate the lease early, in either 1997 or 1999. The Company has entered into a non-binding letter of intent with the owner of its facility for the purchase of the facility, and is currently negotiating a definitive purchase agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" for a discussion of the manufacturing expansion and anticipated financial aspects of the facility purchase. The Company believes that its facility is adequate to meet the Company's purposes for at least the next two years.

Legal Proceedings

         The Company is not a party to any legal proceedings.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

         The following table sets forth certain information with respect to the directors, executive officers, and key employees of the Company:


                    Name                     Age                Position
------------------------------------------  ----   ------------------------------------------------

Stephen A. Roth, Ph.D.....................   54    Chairman, Chief Executive Officer, and Director

P. Sherrill Neff..........................   45    President, Chief Financial Officer, and Director

Edward J. McGuire, Ph.D...................   59    Vice President, Research and Development

David A. Zopf, M.D........................   54    Vice President, Drug Development

Robert L. Fleming.........................   62    Director of Manufacturing and Operations

Marjorie Hurley, Pharm.D..................   37    Director of Regulatory Affairs

Paul M. Simon, Ph.D.......................   45    Director of Drug Development

William F. Hamilton, Ph.D. (1)(2).........   57    Director

Douglas J. MacMaster, Jr. (2).............   66    Director

Lindsay A. Rosenwald, M.D. (2)............   41    Director

Lowell E. Sears (1).......................   45    Director

Jerry A. Weisbach, Ph.D...................   63    Director

------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

         Dr. Roth has served as a director of the Company since December 1989 and as its Chairman and Chief Executive Officer since August 1994. Dr. Roth co-founded the Company, and from April 1992 until August 1994, he served as Senior Vice President, Research and Development and Chief Scientific Officer of the Company. Prior to joining the Company, he was a consultant to the Company. Dr. Roth was on the faculty of the University of Pennsylvania from 1980 to 1994 and was Chairman of Biology from 1982 to 1987. Dr. Roth serves on the Editorial Board of Current Research in Developmental Biology, The Quarterly Review of Biology, and The Journal of Molecular Recognition. Dr. Roth received his A.B. in biology from The Johns Hopkins University, his Ph.D. in developmental biology from the Case Western Reserve University and completed his post-doctorate training in carbohydrate chemistry at The Johns Hopkins University.

         Mr. Neff has served as President, Chief Financial Officer, and a director of Neose since December 1994. From February 1993 to December 1994, Mr. Neff was Senior Vice President, Corporate Development at U.S. Healthcare, Inc., a managed healthcare company, where Mr. Neff had responsibility for managing the growth of several subsidiary companies, and sustaining growth through strategic acquisitions, investments, and partnerships. From March 1984 to February 1993, Mr. Neff worked at Alex. Brown & Sons Incorporated, an investment banking firm, where he was Managing Director and Co-Head of the Financial

Services Group. Mr. Neff received his B.A. in religion from Wesleyan University and his J.D. from the University of Michigan Law School. Mr. Neff is a director of JeffBanks, Inc., a publicly traded bank holding company. Mr. Neff has been a member of the Pennsylvania Bar since 1980.

         Dr. McGuire has served as Vice President, Research and Development of the Company since April 1990. He is responsible for leading the oligosaccharide synthesis team. Dr. McGuire was on the faculty of the University of Pennsylvania from 1985 to April 1990. From 1984 to 1985, Dr. McGuire served as a Senior Researcher at Genetic Engineering, Inc., a biotechnology company, and from 1972 to 1984 he was a Research Biochemist at the National Jewish Hospital. Dr. McGuire received his B.A. in biology from Blackburn College, his Ph.D. in biochemistry/chemistry from the University of Illinois Medical School, and held a National Institutes of Health ("NIH") post-doctoral fellowship at the University of Michigan and The Johns Hopkins University.

         Dr. Zopf has served as Vice President, Drug Development of the Company since April 1992. From August 1991 to March 1992, Dr. Zopf was a consultant to the Company on the biomedical applications of complex carbohydrates. From April 1988 to July 1991, Dr. Zopf served as Vice President and Chief Operating Officer of BioCarb, Inc., a biotechnology company and the U.S. subsidiary of BioCarb AB, where he managed the research and development programs of novel carbohydrate-based diagnostics and therapeutics. Dr. Zopf worked at NIH from 1971 to 1988, most recently as Chief, Section on Biochemical Pathology at the National Cancer Institute. Dr. Zopf currently serves on the editorial board of Archives of Biochemistry and Biophysics. Dr. Zopf received his A.B. in zoology from Washington University and his M.D. from Washington University School of Medicine.

         Mr. Fleming has served as Director of Manufacturing and Operations of the Company since February 1993. Mr. Fleming served as Director, Production and Facilities at Vestar Inc., a drug distribution and manufacturing company, from 1986 to February 1993 and from 1979 to 1986, he served as Vice President, Operations for Adria Laboratories Inc., a pharmaceutical company. Prior to joining Adria Laboratories Inc., Mr. Fleming held a number of positions, including Plant Manager, at the Mead-Johnson division of Bristol-Myers Squibb Company from 1957 to 1979. Mr. Fleming received his B.S. in chemical engineering from Purdue University and his M.B.A. from the University of Evansville.

         Dr. Hurley has served as Director of Regulatory Affairs of the Company since November 1993. From 1987 to November 1993, Dr. Hurley served in various positions, including as Assistant Director, Regulatory Affairs at Cytogen Corp., a biotechnology company. From 1984 to 1987, she held several positions, including project coordinator at the Wyeth-Ayerst Laboratories division of American Home Products Corp. Dr. Hurley received her B.S. in pharmacy and her Pharm.D. from the University of Michigan.

         Dr. Simon has served as Director of Drug Development of the Company since November 1992 and has been responsible for in vitro and in vivo preclinical testing of Neose compounds. From March 1983 to September 1992, he was a research immunologist in the cellular immunology of cancer, AIDS, transplantation, and autoimmune diseases at E.I. DuPont ("DuPont") and DuPont Merck Pharmaceuticals. Prior to joining DuPont, Dr. Simon trained as a post-doctoral fellow at the University of California at Los Angeles and at the Dana Farber Cancer Institute, Harvard Medical School. Dr. Simon received his B.S. in mathematics from City College of New York and received his Ph.D. in biology from Syracuse University.

         Dr. Hamilton has served as a director of the Company since September 1991. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967 and is the Landau Professor of Management and Technology and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science at the University of Pennsylvania. Dr. Hamilton serves as a director of Centocor, Inc., a biopharmaceutical company, Hunt Manufacturing Co., a manufacturer of art and office supplies, and Marlton Technologies, Inc., a trade show supply company. Dr. Hamilton received his B.S. and his M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania and his Ph.D. in applied economics from the London School of Economics.

         Mr. MacMaster has served as a director of the Company since May 1993. Mr. MacMaster served as Senior Vice President of Merck & Co., Inc. ("Merck") from July 1988 to January 1992, where he was responsible for worldwide chemical and pharmaceutical manufacturing, the Agvet Division, and the Specialty Chemicals Group. From 1985 to 1988, Mr. MacMaster was President of the Merck Sharp Dohme Division of Merck, with responsibility for the U.S. human healthcare business. Mr. MacMaster was an employee of Merck for 30 years. Mr. MacMaster serves as a director of American Precision Industries, Inc., a heat transfer and precision equipment manufacturing company, Flamel Technologies, S.A., a polymer chemistry and drug delivery company, Martek Biosciences Corp., a biological products manufacturing company, Oravax, Inc., a biopharmaceutical company, and United States Bioscience Inc., a biotechnology company, and is also on the Board of Trustees of Thomas Jefferson University and Martha's Vineyard Hospital Foundation. Mr. MacMaster received his B.A. from St. Francis Xavier University and his J.D. from Boston College Law School.

         Dr. Rosenwald has served as a director of the Company since January 1989, and served as its Chairman until August 1994. Dr. Rosenwald is a founder of several biopharmaceutical companies, including Neose and Interneuron Pharmaceuticals, Inc. In August 1991, Dr. Rosenwald founded the Castle Group, Ltd., a New York-based venture capital and merchant banking firm and in March 1992 he founded Paramount Capital, Inc., an investment bank specializing in the biopharmaceutical industry. In June 1994, Dr. Rosenwald founded Aries Financial Services, Inc., a money management firm specializing in the health sciences industry. Dr. Rosenwald served as a Managing Director of Corporate Finance at the investment banking firm of D.H. Blair & Co., Inc. from June 1987 to February 1992, and as a Senior Securities Analyst at the investment banking firm of Ladenburg, Thalmann & Co. Inc., from September 1986 to June 1987. Dr. Rosenwald is also Chairman of the Board of Directors of Interneuron Pharmaceuticals, Inc., and a director of BioCryst Pharmaceuticals, Inc., Sparta Pharmaceuticals, Inc., Atlantic Pharmaceuticals, Inc., Ansan, Inc., Xenometrix, Inc., Titan Pharmaceuticals, Inc., Avigen, Inc., VIMRx Pharmaceuticals, Inc., Avax Technologies, Inc., and Enzymed, Inc. Dr. Rosenwald received his B.A. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine.

         Mr. Sears has served as a director of the Company since September 1994. Mr. Sears has been a private investor involved in portfolio management and life sciences venture capital since April 1994. From October 1988 until April 1994, Mr. Sears was Chief Financial Officer of Amgen Inc., a pharmaceutical company, and from September 1992 until January 1994, Mr. Sears also served as Senior Vice President responsible for the Asia-Pacific region. From August 1986 until October 1988, Mr. Sears was Treasurer and Director of Planning for Amgen Inc. From July 1976 to April 1986, Mr. Sears held senior financial and planning positions at Atlantic Richfield Co. Mr. Sears is Chairman of the Board of Directors of CoCensys, Inc., a neuropharmaceuticals company, and is a director of Techne Corp., a biological products manufacturing company and Activated Cell Therapy, Inc., a cell processing company. Mr. Sears received his B.A. in economics from Claremont McKenna College and his M.B.A. from Stanford University.

         Dr. Weisbach has served as a director of the Company since May 1993. From 1988 to July 1994, Dr. Weisbach served as Director of Technology Transfer and Adjunct Professor at The Rockefeller University where he was responsible for the licensing of technology. Dr. Weisbach served as Vice President of Warner-Lambert Company from 1981 to 1987 and President, Pharmaceutical Research Division from 1979 to 1987, where he was responsible for all pharmaceutical research and development activities. Prior to joining Warner-Lambert, Dr. Weisbach served at SmithKline and French Laboratories from 1960 to 1979, where he was Vice President, Research from 1977 to 1979. Dr. Weisbach serves as a Director of Hybridon, Inc., Xytronyx, Inc., and Exponential Biotherapies, Inc., which are biotechnology companies, Synthon Corporation, a chemical intermediation company, and CIMA Laboratories, Inc., a drug delivery company. Dr. Weisbach is also a member of the Scientific Advisory Boards of Magainin Pharmaceuticals, Inc., Myco Pharmaceuticals Inc., and Receptor Laboratories, Inc. Dr. Weisbach received his B.S. in chemistry from Brooklyn College and his M.A. and his Ph.D. in chemistry from Harvard University.

         All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

         The Audit Committee was established in January 1992 and reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors, and the accounting practices of the Company.

         The Compensation Committee was established in October 1991 and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock, and benefit plans.

Director Compensation

         Effective January 1, 1997, non-management members of the Board of Directors, other than Dr. Rosenwald, receive an annual retainer of $14,000 as consideration for their services as directors of the Company and are reimbursed for reasonable travel expenses incurred in connection with their attendance at such meetings. Non-management directors, other than Dr. Rosenwald, may also receive consulting fees of $2,000 per day of additional service. Non-management directors appointed or elected to the Board of Directors on or after February 15, 1996, will receive an option grant under the Company's 1995 Stock Option/Stock Issuance Plan to purchase 16,666 shares of Common Stock, at the fair market value at the date of the grant, vesting over a four-year period upon each anniversary of the date of grant. In addition, on the date of each annual meeting of stockholders held after February 15, 1996, each non-management director who will continue to serve as a director for the following year, and also has served as a director for at least six months prior to the date of the annual meeting, shall receive an option to purchase 3,333 shares of Common Stock, at the fair market value at the date of the grant, vesting over a one-year period. Additionally, under the Director Fee Option Grant Program of the Company's 1995 Stock Option/Stock Issuance Plan, the non-management directors may elect to apply their annual retainer fees towards the acquisition of options to purchase shares of Common Stock. Dr. Rosenwald receives no compensation for his services as a director of the Company.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consists of Dr. Hamilton, Mr. MacMaster, and Dr. Rosenwald. Certain members of the Compensation Committee are parties to transactions with the Company. See "Certain Transactions."

Executive Compensation

         The following table sets forth all compensation earned in 1996 and 1995 by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers in 1996 (together, the "Named Executive Officers").

                                            Summary Compensation Table


                                                                                       Long-term
                                                                                      Compensation
                                                                                      ------------
                                                        Annual Compensation            Securities
                                                        ------------------------       Underlying           All Other
Name and Principal Position                 Year          Salary         Bonus         Options(#)         Compensation
---------------------------                 ----        ------------------------      ------------        ------------
Stephen A. Roth........................     1996         $230,000       $52,500          90,000           $5,172(1)(2)
    Chief Executive Officer                 1995          200,000        50,000          90,000            5,172(1)(2)

P. Sherrill Neff.......................     1996          225,000        52,500          90,000            5,235(1)(3)
    President, Chief Financial Officer      1995          225,000        50,000          90,000            5,172(1)(3)

Edward J. McGuire......................     1996          129,600        40,000          15,000            3,855(1)(4)
    Vice President, Research and            1995          120,000        35,000          10,000            3,745(1)(4)
    Development

David A. Zopf..........................     1996          151,200        40,000          15,000            4,372(1)(5)
    Vice President, Drug Development        1995          144,000        30,000           6,666            5,046(1)(5)

David F. Pritchard(6)..................     1996          118,656            --              --            3,518(1)(7)
    Vice President, Business Development    1995          115,200        10,000           7,000            3,504(1)(7)

------------------

(1)      Includes $552 in premiums paid for group term life insurance policy.

(2) Includes $4,620 in matching contributions in each of 1995 and 1996 to the Company's tax-qualified employee savings and retirement plan (the "401(k) Plan").

(3) Includes $4,683 and $4,620 in 1996 and 1995, respectively, in matching contributions to the 401(k) Plan.

(4) Includes $3,303 and $3,193 in 1996 and 1995, respectively, in matching contributions to the 401(k) Plan.

(5) Includes $3,820 and $4,494 in 1996 and 1995, respectively, in matching contributions to the 401(k) Plan.

(6) Mr. Pritchard ceased being an executive officer of the Company effective as of November 22, 1996, and ceased being an employee effective as of January 2, 1997. Effective as of January 2, 1997,
         Mr. Pritchard and the Company entered into a separation and consulting agreement and general release. See "-- Employment Agreements."

(7) Includes $2,966 and $2,952 in 1996 and 1995, respectively, in matching contributions to the 401(k) Plan.

Stock Option Information

         The following table sets forth certain information concerning grants of stock options made during 1996 to each of the Named Executive Officers. No stock appreciation rights were granted to any Named Executive Officer during fiscal year 1996.

Option Grants in 1996


                                                    Individual Grants                           Potential Realizable Value
                             -------------------------------------------------------------      at Assumed Annual Rates of
                                Number of         Percentage of                                Stock Price Appreciation for
                               Securities             Total                                           Option Term(3)
                               Underlying            Options        Exercise    Expiration     ----------------------------
Name                         Options Granted(1)     Granted(2)       Price         Date            5%              10%
----                         ------------------   -------------     --------    ----------     ---------      -------------
Stephen A. Roth..........        90,000               26.6%         $15.125      12/02/06       $856,083       $2,169,482
P. Sherrill Neff.........        90,000               26.6           15.125      12/02/06        856,083        2,169,482
Edward J. McGuire........        15,000                4.4           15.125      12/02/06        142,680          361,580
David A. Zopf............        15,000                4.4           15.125      12/02/06        142,680          361,580
David F. Pritchard.......            --                 --               --            --             --               --

---------
(1) These options are exercisable in four annual installments commencing on the first anniversary of the date of grant.

(2) Based on an aggregate of 338,850 options granted to employees in 1996, including options granted to the Named Executive Officers.

(3) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Commission and do not represent the Company's estimate of stock price appreciation.

         The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996. No stock appreciation rights were outstanding on December 31, 1996. No stock appreciation rights were exercised during the fiscal year ended December 31, 1996 by any of the Named Executive Officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                          Number of                         Number of Securities
                           Shares                          Underlying Unexercised             Value of Unexercised
                          Acquired        Value                  Options(#)                  In-The-Money Options ($)
                             On          Realized       -----------------------------     ------------------------------
Name                     Exercise(#)       ($)          Exercisable     Unexercisable     Exercisable      Unexercisable
----                     -----------     --------       -----------     -------------     -----------      -------------
Stephen A. Roth........       --             --           29,901           161,666         $249,839          $  696,351
P. Sherrill Neff.......       --             --           82,500           197,500          860,850           1,119,300
Edward J. McGuire......    2,000        $25,350(1)        40,500            22,500          632,400             110,625
David A. Zopf..........       --             --           30,366            21,665          480,872             116,605
David F. Pritchard.....    3,333         54,495(2)         8,417             8,583          133,881             116,619

----------

(1) Based on the sales price of the Common Stock on the exercise date, less the exercise price payable for such shares.

(2) Based on the fair value of the Common Stock at the exercise date, less the exercise price payable for such shares. Pursuant to the terms of a separation and consulting agreement and general release effective January 2, 1997 between Mr. Pritchard and the Company, effective January 2, 1997, the vesting of options to purchase 7,083 shares of Common Stock held by Mr. Pritchard accelerated and such options became immediately exercisable, unvested options to purchase 1,500 shares of Common Stock were canceled, and all vested options not exercised will terminate 90 days after January 2, 1997.

1995 Stock Option/Stock Issuance Plan

         The Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") was adopted by the Board of Directors on March 23, 1995 and approved by the stockholders on April 12, 1995. On December 6, 1995, the Board of Directors approved an increase in the aggregate number of shares of Common Stock available for issuance under the 1995 Plan. Stockholder approval of the increase was obtained on December 19, 1995. On April 16, 1996, the Board of Directors approved an amendment to the 1995 Plan to implement a Director Fee Option Grant Program (the "Director Fee Program") pursuant to which non-employee members of the Company's Board of Directors may elect to receive their annual retainer fee in stock options rather than cash, effective as of January 1, 1997. Stockholder approval of the amendment was obtained on June 14, 1996 at the Company's 1996 Annual Meeting of Stockholders. The 1995 Plan is intended to serve as the successor equity incentive program to the Company's 1991 and 1992 Stock Option Plans (the "Predecessor Plans"). The 1995 Plan became effective on the date of its adoption by the Board, except that the Automatic Option Grant Program described below became effective on the date of the Company's initial public offering, February 15, 1996, and the Director Fee Program became effective on June 14, 1996. As of January 6, 1997, a total of 1,390,374 shares of Common Stock are authorized for issuance under the 1995 Plan. This amount includes (i) the shares which remained available for issuance under the Predecessor Plans on the effective date of the 1995 Plan, including the shares subject to outstanding options thereunder, plus (ii) an increase of 333,333 shares authorized by the Board of Directors on March 23, 1995, and (iii) an increase of 600,000 shares authorized by the Board of Directors on December 6, 1995. In no event may any one participant in the 1995 Plan receive option grants, separately exercisable stock appreciation rights, or direct stock issuances for more than 250,000 shares over the term of the 1995 Plan.

         The 1995 Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which employees, non-employee directors (other than the members of the Compensation Committee), and consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of the Common Stock on the grant date, (ii) the Stock Issuance Program under which such persons may, at the plan administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of the fair market value of the Common Stock at the time of issuance or as a bonus tied to the performance of services, (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee directors to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the grant date, and (iv) the Director Fee Program under which non-employee Board members may elect to apply all or a portion of their annual retainer fees otherwise payable in cash to the acquisition of a special option grant.

         The Discretionary Option and the Stock Issuance Programs are administered by a Compensation Committee appointed by the Board (the "Compensation Committee"). The Compensation Committee, as plan administrator, has complete discretion to determine which eligible individuals are to receive option grants, stock appreciation rights or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance, and the maximum term for which any granted option is to remain outstanding. All grants under the Automatic Option Grant Program and the Director Fee Program will be made in strict compliance with the express provisions of that program, and no administrative discretion is exercised by the Compensation Committee with respect to those grants.

         In the event that the Company is a party to certain corporate transactions (as defined in the 1995 Plan), including, under certain circumstances, a merger or asset sale, each outstanding option and unvested stock issuance will, under certain circumstances, automatically accelerate in full. Options and stock issuances that do not accelerate at the time of the acquisition will accelerate in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within 18 months following the acquisition. The plan administrator may also accelerate options and unvested stock issuances upon a change in control (as defined in the 1995 Plan) of the Company or the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a specified period following the change in control. Options currently outstanding under the Predecessor Plans contain different acceleration provisions in connection with an acquisition of the Company. Options outstanding under the 1992 Stock Option Plan may, under certain circumstances, accelerate upon a change in control but the options outstanding under the 1991 Stock Option Plan do not contain any acceleration provisions in connection with such a change in control. The plan administrator has the discretion, however, to extend the acceleration provisions of the 1995 Plan to outstanding options under the Predecessor Plans which are incorporated into the 1995 Plan.

         Stock appreciation rights may be issued under the Discretionary Option Grant Program which will allow the holders to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of
(i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

         The plan administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

         Under the Automatic Option Grant Program, each non-employee director first elected or appointed to the Board of Directors after the effective date of that program will automatically be granted an option for 16,666 shares of Common Stock on the date of his or her election or appointment to the Board of Directors, provided such individual has not been previously employed by the Company. In addition, at each annual stockholders meeting held after the date of the Company's initial public offering, February 15, 1996, each individual with at least six months of Board service who is to continue to serve as a non-employee director following the meeting will automatically be granted an option for 3,333 shares of Common Stock, even if such individual has been previously employed by the Company or joined the Board of Directors prior to the offering.

         Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee director cease prior to vesting of the shares. The initial 16,666 share grant will vest in successive equal annual installments over the optionee's initial four-year period of Board service. Each additional 3,333 share grant will vest upon the optionee's completion of one year of service on the Board of Directors, as measured from the grant date. However, each outstanding option will immediately vest upon certain changes in the ownership or control of the Company.

         Under the Director Fee Program, each non-employee Board member may elect to apply all or a portion of his or her annual retainer fee otherwise payable in cash to the acquisition of a special option grant under the Director Fee Program. Such election must be filed with the Company prior to the start of the calendar year of participation. The option grant will automatically be made on the first trading day in January following the filing of the option-in-lieu of cash election and will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. The number of option shares will be determined by dividing the amount of the retainer fee applied to the program (effective January 1, 1997, the non-employee directors will receive a $14,000 annual retainer) by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee subject to the director's election.

         The option will become exercisable for the option shares in a series of twelve successive equal monthly installments upon the optionee's completion of each month of Board service during the calendar year for which the option grant is made. The option will remain exercisable for such shares until the earlier of
(i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of Board service. Should the optionee die or become disabled during his or her period of Board service, then the option shares will immediately vest in full. In addition, upon certain changes in the ownership or control of the Company, each outstanding option will immediately vest in full.

         The 1995 Plan will terminate on the earlier of (i) February 28, 2005 or
(ii) the date on which all shares for issuance under the Plan have been issued.

Employee Stock Purchase Plan

         The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on December 6, 1995 and was approved by the stockholders on December 19, 1995. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions under the Purchase Plan, and a reserve of 100,000 shares of Common Stock has been established for this purpose.

         The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on February 15, 1996 and will end on the last business day in January 1998. Each offering period will be comprised of successive purchase intervals, each of a duration of six months. Shares of Common Stock will be purchased for each participant at the end of each purchase interval during the offering period. On July 31, 1996, participants in the Purchase Plan acquired 5,631 shares of Common Stock under the Purchase Plan.

         Payroll deductions may not exceed 10% of the participant's total cash earnings each semi-annual period. The purchase price per share will be eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date.

Employment Agreements

         In December 1994, the Company entered into an employment agreement for an initial period of three years, which may be extended for additional one-year periods, with P. Sherrill Neff (the "Neff Agreement") whereby Mr. Neff is employed as President and Chief Financial Officer of the Company. Pursuant to the Neff Agreement, Mr. Neff receives a minimum base salary of $225,000 per year and a performance incentive bonus of up to 50% of base salary at the discretion of the Board of Directors or the Compensation Committee thereof. In connection with the Neff Agreement, the Company granted to Mr. Neff options to purchase 100,000 shares of Common Stock at an exercise price of $5.70 per share, 20,000 of which vested immediately with the remainder vesting ratably over four years. Pursuant to the terms of the Neff Agreement, Mr. Neff has entered into a standard noncompetition and confidentiality agreement with the Company. In addition, if Mr. Neff is involuntarily terminated without "cause" (as defined in the Neff Agreement) or terminated voluntarily or involuntarily following certain changes of control of the Company or a sale of all or substantially all of the Company's assets in a complete liquidation or dissolution, the Company is required to continue to pay Mr. Neff for 12 months after termination or such shorter amount of time remaining in his employment term.

         In April 1992, the Company entered into a one-year employment agreement extendable in one-year increments, with David A. Zopf (the "Zopf Agreement") whereby Dr. Zopf is employed as Vice President, Drug Development. The Zopf Agreement provides for an annual base salary of $151,200 and a bonus of up to 25% of base salary at the discretion of the Chief Executive Officer. In connection with the Zopf Agreement, the Company granted to Dr. Zopf options to purchase 26,666 shares of Common Stock at fair market value, which options vest in four equal annual installments commencing on the first anniversary of the Zopf Agreement. The Zopf Agreement contains certain restrictive covenants, including provisions relating to noncompetition, nonsolicitation, and the nondisclosure of proprietary information during his employment with the Company and for specified periods thereafter.

         Effective January 2, 1997, a separation and consulting agreement and general release was entered into between the Company and David F. Pritchard, the Company's former Vice President, Business Development. The agreement provided for a lump-sum severance payment to Mr. Pritchard of approximately $50,000 on that date and total consulting fees of approximately $60,000 during a six-month consulting period beginning at the end of Mr. Pritchard's severance period (May 31, 1997) and ending on November 30, 1997, subject to reduction or termination upon Mr. Pritchard's employment by or receipt of compensation for services from another person before or during the consulting period. In addition, effective January 2, 1997, the vesting of options to purchase 7,083 shares of Common Stock held by Mr. Pritchard accelerated and such options became immediately exercisable. All vested options not exercised will terminate 90 days after January 2, 1997.

401(k) Plan

         In July 1991, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's eligible employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the annual limit prescribed by statute and have the amount of such reduction contributed to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of six investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by the Company when made. The 401(k) Plan provides for matching cash contributions to the 401(k) Plan by the Company equal to 50% of the amount deferred up to 5% of compensation. The Company made matching contributions of approximately $61,000, $62,000, $53,000, and $28,000 to the 401(k) Plan in 1996,
1995, 1994, and 1993, respectively. Matching contributions vest over a four-year period.

Limitation of Liability and Indemnification Matters

         The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the directors' duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. In addition, the Company has obtained liability insurance for its officers and directors.

         The Certificate of Incorporation also provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all of its present and former officers and directors, and any party agreeing to serve as an officer, director, or trustee of any entity at the Company's request, in connection with any civil or criminal proceeding threatened or instituted against such party by reason of actions or omissions while serving in such capacity. Indemnification by the Company includes payment of expenses in defense of the indemnified party in advance of any proceeding or final disposition thereof if the indemnified party undertakes to repay the Company upon an ultimate determination that the indemnified party was not entitled to indemnification by the Company. This provision also requires board of director approval as a precondition to any indemnification by the Company for proceedings instituted by the indemnified party. The rights to indemnification provided in this provision do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement, or vote of the stockholders or the disinterested directors of the Company.

         Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses, judgments, fines, and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (1) by the board of directors by a majority vote of a quorum of directors who are not parties to such proceedings, or (2) if such a quorum is not obtainable or if directed by a quorum of disinterested directors, by independent legal counsel in a written opinion, or (3) by the stockholders.

                              CERTAIN TRANSACTIONS

         During 1995, the Company paid $435,179 in commissions and expenses to Paramount Capital, Inc. ("Paramount"), which acted as placement agent in connection with the sale of a portion of the Series F Convertible Preferred Stock of the Company ("Series F Stock"). Lindsay A. Rosenwald, the sole stockholder of Paramount, is a director and principal stockholder of the Company. In December 1995, the Company granted to an employee of Paramount options to purchase an aggregate of 49,999 shares of Common Stock at a weighted average exercise price of $17.94, vesting in various amounts over five years, for financial advisory services. In connection with the private placement of the Series E Convertible Preferred Stock of the Company ("Series E Stock") during 1994, the Company paid $1,246,505 in commissions and expenses to Paramount, the placement agent. Additionally, Paramount received warrants which are currently exercisable for 119,961 shares of Common Stock. In February 1994, Dr. Rosenwald advanced the Company $440,000 to fund the Company's restricted funds account held in escrow pursuant to the Company's facility lease. The Company repaid the full amount of the advance in April 1994. See "Principal Stockholders" and "Plan of Distribution."

         In connection with the potential acquisition by the Company of its leased facility, the Company intends to obtain credit support for the transaction from Jefferson Bank and will pay the bank fees in connection therewith. Mr. Neff, the Company's President and Chief Financial Officer, is a director of JeffBanks, Inc., the parent holding company of Jefferson Bank. The Company believes that the terms of the credit support arrangement generally will be no less favorable than those that could be obtained from other lending institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

         In connection with the private placement of the Series F Stock during 1995, the following directors and persons affiliated with directors made purchases of Series F Stock at a price equivalent to $12.00 per share of Common Stock on an as-converted basis as set forth in the table below. All outstanding shares of Preferred Stock of the Company were automatically converted into shares of Common Stock upon the closing of the Company's initial public offering in February 1996.


                                                                                      Common
                                                                 Number of             Stock
                                                                   Shares            issued upon
Directors and Persons Affiliated with Directors               of Series F Stock      conversion
---------------------------------------------------------     -----------------      -----------
Stephen A. Roth..........................................          2,500                  834
P. Sherrill Neff(1)......................................         37,500               12,501
William F. Hamilton......................................          6,250                2,084
Douglas J. MacMaster, Jr.................................         25,000                8,334
Lindsay A. Rosenwald.....................................          6,250                2,084
Sears Family Living Trust................................         10,000                3,334
Jerry A. Weisbach........................................          6,250                2,084

------------------

(1) Includes 25,000 shares of Series F Stock, which were converted into 8,334 shares of Common Stock, purchased by Mr. Neff's father-in-law.

         In June 1994, the Company sold 22,750 shares of Series E Stock at $4.75 per share to the Sears Family Living Trust, a trust for which Lowell E. Sears, a director, is the trustee, and 421,053 shares of Series E Stock at $4.75 per share to U.S. Healthcare, Inc. Mr. Neff was Senior Vice President, Corporate Development of U.S. Healthcare at such time.

         From January 1, 1994 through December 31, 1996, the Company granted its current directors and executive officers options to purchase a total of 608,327 shares of Common Stock at exercise prices ranging from $1.425 to $21.00 per share. See "Management."

         For information regarding employment agreements with Named Executive Officers, see "Management -- Employment Agreements." For information regarding compensation of Directors, see "Management -- Director Compensation."

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth at January 6, 1997 and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of the Common Stock
(i) by each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) by each of the Named Executive Officers, (iii) by each of the directors of the Company, and (iv) by all directors and executive officers of the Company as a group.


                                                                                    Percentage Beneficially
                                                                                            Owned
                                                              Number of Shares      -----------------------
                                                                Beneficially        Prior to        After
Name                                                              Owned(1)          Offering       Offering
-----                                                         ----------------      --------       --------
Lindsay A. Rosenwald, M.D.(2)..............................        606,791            7.4%           6.4%
   c/o Paramount Capital, Inc.
   787 7th Avenue
   New York, NY  10019
Stephen A. Roth, Ph.D.(3)..................................        233,307             2.8            2.5
P. Sherrill Neff(4)........................................         87,637             1.1              *
Edward J. McGuire, Ph.D.(5)................................        118,611             1.4            1.2
David A. Zopf, M.D.(6).....................................         33,985               *              *
David F. Pritchard(7)......................................         18,891               *              *
William F. Hamilton, Ph.D.(8)..............................         29,360               *              *
Douglas J. MacMaster, Jr.(9)...............................         20,194               *              *
Lowell E. Sears(10)........................................         27,188               *              *
Jerry A. Weisbach, Ph.D.(11)...............................         13,944               *              *
All current directors and executive officers as a group
   (10 persons)(12)........................................      1,189,908            14.0           12.2

----------

 * Less than one percent.

 (1) Gives effect to the shares of Common Stock issuable within 60 days of January 6, 1997 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares.

 (2) Includes (i) 75,624 shares of Common Stock owned by Dr. Rosenwald's wife, (ii) 30,250 shares of Common Stock held by Dr. Rosenwald's wife as custodian for Dr. Rosenwald's children, and (iii) 32,000 shares of Common Stock held by Rosenwald Foundation, Inc., as to which Dr. Rosenwald disclaims beneficial ownership. Dr. Rosenwald may be deemed to share voting and investment power with respect to such shares.

 (3) Includes (i) 15,758 shares of Common Stock owned by Dr. Roth's daughter and (ii) 29,901 shares of Common Stock issuable upon exercise of stock options.

 (4) Includes 82,500 shares of Common Stock issuable upon exercise of stock options.

 (5) Includes 40,500 shares of Common Stock issuable upon exercise of stock options.

 (6) Includes 30,366 shares of Common Stock issuable upon exercise of stock options.

 (7) Includes 15,500 shares of Common Stock issuable upon exercise of stock options.

 (8) Includes 27,276 shares of Common Stock issuable upon exercise of stock options.

 (9) Includes 11,860 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 9,264 shares of Common Stock issuable upon exercise of stock options. Also includes 17,924 shares of Common Stock owned by the Sears Family Living Trust, of which Mr. Sears is the trustee.

(11) Includes 11,860 shares of Common Stock issuable upon exercise of stock options.

(12)     See notes (2) through (11).

                          DESCRIPTION OF CAPITAL STOCK

         Upon the consummation of this offering, the Company's authorized capital stock will consist of 30,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

Common Stock

         At January 6, 1997, there were 8,218,607 shares of Common Stock outstanding and held of record by approximately 450 stockholders. At January 6, 1997, there were options outstanding to purchase an aggregate of 1,199,643 shares of Common Stock with a weighted average exercise price of $10.04.

         Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by applicable law, the holders of the Common Stock will vote together with the holders of each series of outstanding Preferred Stock, who vote on an as converted basis. There is no cumulative voting for the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to the then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock then outstanding are entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock. All shares of Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and nonassessable.

Preferred Stock

         The Company is authorized to issue up to 5,000,000 shares of Preferred Stock with such voting rights, designations, preferences and rights and such qualifications, limitations or restrictions thereof, as may be determined by the Board of Directors. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors would be willing to pay in the future for shares of the Company's Common Stock. Such Preferred Stock could be issued with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock.

         The Company believes that the Preferred Stock provides the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance allows the Company to issue shares of Preferred Stock without the expense and delay of holding a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by stockholders of the Company, unless such action is required by applicable law or the rules of any stock exchange or quotation system on which the Company's securities may be listed or quoted.

Common Stock Warrants

         The Company has warrants outstanding for the purchase of 147,690 shares of Common Stock with a weighted average exercise price of $11.18 per share. Warrants to purchase 8,334 shares of Common Stock at $19.50 per share were issued in June 1993 to each of Aberlyn Capital Management Limited Partnership ("ACMLP") and Aberlyn Holding Company, Inc. ("AHC," and together with ACMLP, "Aberlyn") in connection with a Master Lease Agreement and in consideration of certain consulting services to the Company. Such warrants are immediately exercisable and expire in June 1998. Warrants to purchase 3,536 shares of Common Stock at $14.85 per share were issued in February 1994 to each of ACMLP and AHC in connection with a Master Lease Agreement and in consideration of certain consulting services to the Company. Such warrants are immediately exercisable and expire in February 1999. Warrants to purchase an aggregate of 119,961 shares of Common Stock at $9.45 per share were issued in July 1994 to various individuals in connection with the offering of Series E Stock, of which warrants to purchase 6,538 shares were exercised during 1996. The remaining warrants issued in connection with the offering of Series E Stock are immediately exercisable and expire in July 1999. Warrants to purchase 10,527 shares of Common Stock at $14.25 per share were issued in June 1995 to Financing for Science International, Inc. ("FSI") in connection with the equipment lease agreement entered into with FSI, which warrants are immediately exercisable and expire in June 2002. The exercise price and number of shares of Common Stock issuable upon exercise of the aforementioned warrants are subject to adjustment upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger, or sale. The warrants and shares of Common Stock issuable upon exercise of the warrants are subject to certain registration rights as described under "Registration Rights of Certain Holders" below.

Registration Rights of Certain Holders

         After the consummation of this offering, the holders (the "Holders") of 3,236,423 shares of Common Stock and warrants to purchase 147,690 shares of Common Stock (the "Registrable Securities") or their transferees, will be entitled to certain registration rights with respect to the Registrable Securities. These rights are provided under the terms of the Registrable Securities and agreements between the Company and the Holders. Such agreements and Registrable Securities provide that (i) Holders of 2,523,921 shares of Common Stock and warrants to purchase 123,950 shares of Common Stock are entitled, commencing 18 months after the date of the closing of the Company's initial public offering in February 1996, to require the Company to use its best efforts to register their Registrable Securities under the Securities Act and
(ii) Holders of 195,591 shares of Common Stock and warrants to purchase 23,740 shares of Common Stock are entitled, commencing one year after the date of the closing of the Company's initial public offering, to require the Company to use its best efforts to register their Registrable Securities under the Securities Act (the "Demand Registration Rights"), provided, however, that Holders of 1,725,018 of these shares will be restricted from exercising such rights until 180 days after the date of this Prospectus. In addition, pursuant to these agreements, Holders of 3,236,423 shares of Common Stock and warrants to purchase 147,690 shares of Common Stock are entitled, subject to certain limitations, to require the Company to use its best efforts to include their Registrable Securities in future registration statements filed by the Company under the Securities Act (the "Piggyback Registration Rights"). Where applicable to this offering, the Company intends to obtain waivers of such Piggyback Registration Rights. The Holders of 1,725,018 shares of Common Stock also are entitled, upon the request of any such Holder, subject to certain limitations, to require the Company to use its best efforts to register their shares of Common Stock on Form S-3 once the Company is eligible to use a Form S-3 in connection with such registrations (the "S-3 Registration Rights"), provided, however, that Holders of these shares will be restricted from exercising such rights until 180 days after the date of this Prospectus. Registration of shares pursuant to the exercise of Demand Registration Rights, S-3 Registration Rights or Piggyback Registration Rights under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.
"Shares Eligible for Future Sale."

Delaware Takeover Statute

         The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in certain business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market after the offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

         After the offering, the Company will have 9,468,607 shares of Common Stock outstanding. Of these shares, the 1,250,000 shares offered hereby and an additional 6,212,809 shares of Common Stock outstanding will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. However, approximately 978,286 of these shares are subject to a stockholders agreement whereby each holder who has signed the stockholders agreement has agreed, until December 30, 1997, not to offer, sell or otherwise dispose of, directly or indirectly, more than 2% per month, on a cumulative basis, of the aggregate amount of shares held by such holder as of the Company's initial public offering in February 1996, subject to certain conditions.

         The remaining 2,005,798 shares of Common Stock outstanding upon completion of the offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act, including an exemption under Rule 144, which is summarized below.

         Pursuant to "lock-up" agreements, all of the Company's executive officers and directors, who collectively hold 927,490 of such Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 90 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. The Company also has agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 90 days from the date of this Prospectus, other than pursuant to outstanding warrants and options, existing stock option and employee stock purchase plans, and in connection with potential corporate collaborations and acquisitions, without the prior written consent of Vector Securities International, Inc. Upon termination of such lock-up agreements, approximately 908,906 of the "locked-up" Restricted Shares will be eligible for immediate sale, beginning 90 days after the date of this Prospectus, in the public market subject to certain volume, manner of sale and other limitations under Rule 144. Vector Securities International, Inc. may, at its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements.

         The Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resale of restricted shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of restricted shares by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resale of Restricted Shares sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 94,686 shares immediately after the offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years

(including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         As of January 6, 1997, options to purchase a total of 1,199,643 shares of Common Stock were outstanding, of which options to purchase 415,694 shares were exercisable. Of such shares subject to options, approximately 708,963 shares are subject to lock-up agreements for a period of 90 days from the date of this Prospectus. As of January 6, 1997, an additional 355,098 shares were available for future option grants and employee stock purchases under the Company's stock option and employee stock purchase plans. All of the shares issued, issuable or reserved for issuance under the Company's stock option and employee stock purchase plans or upon the exercise of options issued or issuable under such plans are covered by an effective registration statement. Such shares may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company.

         After the closing of the offering, holders of an aggregate of 3,236,423 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the 147,690 shares issuable upon exercise of outstanding warrants have similar registration rights. See "Description of Capital Stock -- Registration Rights of Certain Holders," "Risk Factors -- Shares Eligible for Future Sale" and "Risk Factors -- Possible Volatility of Common Stock Price; Dilution."

                              PLAN OF DISTRIBUTION

         The Common Stock is being offered for sale by the Company on a best efforts, all or nothing, basis to selected institutional investors. Vector Securities International, Inc., the Placement Agent, has been retained pursuant to a placement agency agreement to act as the exclusive agent for the Company in connection with the arrangement of offers and sales of the Common Stock on a best efforts basis.

         The Placement Agent is not obligated to and does not intend to itself take (or purchase) any of the shares of Common Stock. It is anticipated that the Placement Agent will obtain indications of interest from potential investors for the amount of the offering and that effectiveness of the Registration Statement will not be requested until indications of interest have been received for the amount of the offering. No investor funds will be accepted until indications of interest have been received for the amount of the offering and no investor funds will be accepted prior to effectiveness of the Registration Statement. Confirmations and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after pricing. After the Registration Statement is declared effective and prior to the closing date, all investor funds will promptly be placed in escrow with Citibank, N.A., as Escrow Agent, in an escrow account established for the benefit of the investors. The Escrow Agent will invest such funds in accordance with Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Prior to the closing date, the Escrow Agent will advise the Company that payment for the purchase of the shares of Common Stock offered hereby has been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. Upon receipt of such notice, the Company will deposit with DTC the shares of Common Stock to be credited to the respective accounts of the investors. Investor funds, together with interest thereon, if any, will be collected by the Company through the facilities of the Escrow Agent on the scheduled closing date. The offering will not continue after the closing date. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited in the escrow account will promptly be returned.

         The Company has agreed (i) to pay to the Placement Agent 5.714% of the proceeds of this offering as the selling commission, (ii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and (iii) to reimburse the Placement Agent for up to $80,000 for certain expenses incurred by it in connection with the offering.

         The Company has agreed not to issue, and certain officers and directors of the Company have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock for a period of 90 days from the date of this Prospectus, without the prior written consent of Vector Securities International, Inc. See "Shares Eligible for Future Sale."

                                  LEGAL MATTERS

         The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Stroock & Stroock & Lavan, New York, New York.


                                     EXPERTS

         The financial statements of the Company as of December 31, 1994 and 1995, for the years ended December 31, 1993, 1994, and 1995, and for the period from inception (January 17, 1989) to December 31, 1995, included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained from the Commission at its principal office above after payment of fees prescribed by the Commission.

                            NEOSE TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE
                                                                       ----

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS..........................     F-2

BALANCE SHEETS....................................................     F-3

STATEMENTS OF OPERATIONS..........................................     F-4

STATEMENTS OF STOCKHOLDERS' EQUITY................................     F-5

STATEMENTS OF CASH FLOWS..........................................     F-6

NOTES TO FINANCIAL STATEMENTS.....................................     F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Neose Technologies, Inc.:

We have audited the accompanying balance sheets of Neose Technologies, Inc. (a Delaware corporation in the development stage), formerly Neose Pharmaceuticals, Inc., as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (January 17, 1989) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neose Technologies, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (January 17, 1989) to December 31, 1995, in conformity with generally accepted accounting principles.

                                               Arthur Andersen LLP

Philadelphia, Pa.,
February 22, 1996

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEETS


                                                                       DECEMBER 31,
                                                              -------------------------- SEPTEMBER 30,
                                                                   1994         1995         1996
                                                              ------------  ------------ -------------
                                                                                          (UNAUDITED)


                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  5,362,830  $ 11,189,001  $ 35,717,379
  Restricted funds..........................................       353,920       148,300       110,648
  Prepaid expenses and other................................        56,651       118,680       252,878
                                                              ------------  ------------  ------------
     Total current assets...................................     5,773,401    11,455,981    36,080,905
PROPERTY AND EQUIPMENT, net.................................     2,199,933     2,685,613     2,935,777
DEFERRED FINANCING COSTS....................................            --       409,003            --
RESTRICTED FUNDS............................................       219,199        73,066            --
OTHER ASSETS................................................         3,400        15,049        15,049
                                                              ------------  ------------  ------------
                                                              $  8,195,933  $ 14,638,712  $ 39,031,731
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $    369,254  $    764,552  $    753,901
  Accounts payable..........................................       218,156       301,023       311,102
  Accrued compensation......................................       369,294       191,318       208,000
  Other accrued expenses....................................        98,587       297,605       130,582
  Deferred revenue..........................................            --        41,667       354,167
                                                              ------------  ------------  ------------
     Total current liabilities..............................     1,055,291     1,596,165     1,757,752
OTHER LIABILITIES...........................................        53,060        74,986        79,359
LONG-TERM DEBT..............................................       736,035     1,234,527       682,500
COMMITMENTS (Note 9)
STOCKHOLDERS' EQUITY:
  Convertible preferred stock...............................        44,762        57,802            --
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized, none issued................................            --            --            --
  Common stock, $.01 par value, 30,000,000 shares
     authorized; 2,523,250, 3,145,256 and 8,203,616 shares
     issued and outstanding.................................        25,232        31,453        82,036
  Additional paid-in capital................................    20,597,026    31,385,927    60,704,631
  Deferred compensation.....................................            --      (359,900)     (292,419)
  Deficit accumulated during the
     development stage......................................   (14,315,473)  (19,382,248)  (23,982,128)
                                                              ------------  ------------  ------------
     Total stockholders' equity.............................     6,351,547    11,733,034    36,512,120
                                                              ------------  ------------  ------------
                                                              $  8,195,933  $ 14,638,712  $ 39,031,731
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF OPERATIONS



                                                                                                      PERIOD FROM     PERIOD FROM
                                                                                                       INCEPTION       INCEPTION
                                                                              NINE MONTHS ENDED      (JANUARY 17,     (JANUARY 17,
                                       YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,          1989) TO        1989) TO
                                 --------------------------------------   -------------------------   DECEMBER 31,   SEPTEMBER 30,
                                     1993         1994         1995          1995          1996          1995            1996
                                 ----------   -----------   -----------   -----------   -----------   -----------    ------------
                                                                          (UNAUDITED)   (UNAUDITED)                   (UNAUDITED)

REVENUES FROM COLLABORATIVE

  AGREEMENTS................... $ 2,600,000   $    47,500   $ 1,198,863   $   875,833   $ 1,006,100   $ 3,846,363    $  4,852,463
                                -----------   -----------   -----------   -----------   -----------   ------------   ------------

OPERATING EXPENSES:

  Research and development.....   3,399,444     5,003,780     4,732,788     3,425,864     4,899,734    16,476,557      21,376,291

  General and administrative...   1,576,864     1,318,884     1,665,320     1,171,781     1,788,343     6,688,728       8,477,071
                                -----------   -----------   -----------   -----------   -----------   ------------   ------------

    Total operating expenses...   4,976,308     6,322,664     6,398,108     4,597,645     6,688,077    23,165,285      29,853,362
                                -----------   -----------   -----------   -----------   -----------   ------------   ------------

    Operating loss.............  (2,376,308)   (6,275,164)   (5,199,245)   (3,721,812)   (5,681,977)  (19,318,922)    (25,000,899)

INTEREST INCOME................      59,534       257,264       322,309       198,910     1,278,245       815,985       2,094,230

INTEREST EXPENSE...............    (106,143)     (194,349)     (189,839)     (126,116)     (196,148)     (879,311)     (1,075,459)
                                -----------   -----------   -----------   -----------   -----------   ------------   ------------

NET LOSS....................... $(2,422,917)  $(6,212,249)  $(5,066,775)  $(3,649,018)  $(4,599,880)  $(19,382,248)  $(23,982,128)
                                -----------   -----------   -----------   -----------   -----------   ------------   ------------
                                -----------   -----------   -----------   -----------   -----------   ------------   ------------

PRO FORMA NET LOSS PER SHARE...                             $     (1.05)                $     (0.60)
                                                            -----------                 -----------
                                                            -----------                 -----------

PRO FORMA WEIGHTED AVERAGE
 SHARES OUTSTANDING............                               4,848,000                   7,728,000
                                                            -----------                 -----------
                                                            ---------- -                -----------

        The accompanying notes are an integral part of these statements.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        CONVERTIBLE
                                                      PREFERRED STOCK           COMMON STOCK     ADDITIONAL    DEFERRED
                                                   ---------------------   ---------------------   PAID-IN      COMPEN-
                                                    SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL      SATION
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, JANUARY 17, 1989 (inception)............         --  $       --          --  $       -- $        --  $       --
 Initial issuance of common stock................         --          --   1,302,000      13,020      (3,020)         --
 Shares issued for consulting and licensing......         --          --     325,500       3,255      (1,255)         --
 Sale of common stock............................         --          --     133,334       1,333       1,267          --
 Shares issued pursuant to antidilutive
   agreements....................................         --          --       2,864          29         (29)         --
 Net loss........................................         --          --          --          --          --          --
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, DECEMBER 31, 1990.......................         --          --   1,763,698      17,637      (3,037)         --
 Sale of Series A preferred stock................    100,000       1,000          --          --     269,000          --
 Sale of Series B preferred stock................  1,416,695      14,167          --          --   4,195,952          --
 Sale of common stock............................         --          --     420,284       4,203      33,619      (7,264)
 Shares issued for consulting services...........         --          --       7,584          76         606          --
 Shares issued pursuant to antidilutive
   agreements....................................         --          --     137,193       1,372      (1,372)         --
 Capital contribution............................         --          --          --          --       9,971          --
 Dividends on Series A preferred stock...........         --          --          --          --     (18,000)         --
 Net loss........................................         --          --          --          --          --          --
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, DECEMBER 31, 1991.......................  1,516,695      15,167   2,328,759      23,288   4,486,739      (7,264)
 Shares issued pursuant to exercise of stock
   options.......................................         --          --       8,334          83      16,167          --
 Sale of Series C preferred stock................    235,295       2,353          --          --   1,847,647          --
 Sale of Series D preferred stock................     25,000         250          --          --     199,750          --
 Shares issued pursuant to redemption of notes
   payable.......................................         --          --      24,120         241     462,165          --
 Exercise of stock warrants pursuant to
   redemption of notes payable...................         --          --      83,339         833     220,609          --
 Shares issued pursuant to exercise of
   warrants......................................         --          --      12,501         125      34,562          --
 Dividends on Series A preferred stock...........         --          --          --          --     (36,000)         --
 Sale of common stock............................         --          --      16,989         170     295,458          --
 Amortization of deferred compensation...........         --          --          --          --          --       4,843
 Net loss........................................         --          --          --          --          --          --
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, DECEMBER 31, 1992.......................  1,776,990      17,770   2,474,042      24,740   7,527,097      (2,421)
 Sale of Series D preferred stock................    250,000       2,500          --          --   1,997,500          --
 Dividends on Series A preferred stock...........         --          --          --          --     (36,000)         --
 Shares issued to the University of
   Pennsylvania..................................         --          --       3,482          35         (35)         --
 Shares issued to Series A preferred stockholder
   in lieu of cash dividends.....................         --          --         924           9      17,991          --
 Amortization of deferred compensation...........         --          --          --          --          --       2,421
 Net loss........................................         --          --          --          --          --          --
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, DECEMBER 31, 1993.......................  2,026,990      20,270   2,478,448      24,784   9,506,553          --
 Sales of Series D preferred stock...............    250,000       2,500          --          --   1,997,500          --
 Shares issued pursuant to exercise of stock
   options.......................................         --          --      35,328         353      13,713          --
 Sale of Series E preferred stock................  2,199,238      21,992          --          --   9,043,355          --
 Dividends on Series A preferred stock...........         --          --          --          --     (18,000)         --
 Shares issued to Series A preferred stockholder
   in lieu of cash dividends.....................         --          --       9,474          95      53,905          --
 Net loss........................................         --          --          --          --          --          --
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, DECEMBER 31, 1994.......................  4,476,228      44,762   2,523,250      25,232   20,597,026         --
 Sale of Series F preferred stock................  2,720,656      27,207          --          --   10,064,668         --
 Dividends on Series A preferred stock...........         --          --          --          --     (36,000)         --
 Shares issued to Series A preferred stockholder
   in lieu of cash dividends.....................         --          --       3,158          32      17,968          --
 Shares issued pursuant to exercise of stock
   options.......................................         --          --      15,638         156      30,525          --
 Shares issued to employees in lieu of cash
   compensation..................................         --          --       7,810          78      44,395          --
 Shares issued pursuant to exercise of
   warrants......................................         --          --      99,751         998     298,235          --
 Deferred compensation related to grant of stock
   options.......................................         --          --          --          --     359,900    (359,900)
 Shares issued to stockholder in connection with
   the offering..................................         --          --      23,400         234        (234)         --
 Conversion of Series B preferred stock into
   common stock.................................. (1,416,695)    (14,167)    472,249       4,723       9,444          --
 Net loss........................................         --          --          --          --          --          --
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, DECEMBER 31, 1995.......................  5,780,189      57,802   3,145,256      31,453  31,385,927    (359,900)
 Sale of common stock in initial public offering,
   net of offering costs (unaudited).............         --          --   2,587,500      25,875  29,101,286          --
 Conversion of Series A, C, D, E and F preferred
   stock into common stock (unaudited)........... (5,780,189)    (57,802)  2,410,702      24,107      33,695          --
 Shares issued pursuant to exercise of stock
   options (unaudited)...........................         --          --      52,001         520     141,974          --
 Shares issued pursuant to exercise of warrants
   (unaudited)...................................         --          --       2,526          25         (25)         --
 Shares issued pursuant to Employee Stock
   Purchase Plan (unaudited).....................         --          --       5,631          56      59,774          --
 Dividends on Series A Preferred Stock
   (unaudited)...................................         --          --          --          --     (18,000)         --
 Amortization of deferred compensation
   (unaudited)...................................         --          --          --          --          --      67,481
 Net loss (unaudited)............................         --          --          --          --          --          --
                                                  ----------  ----------   ---------  ---------- -----------  ----------
BALANCE, SEPTEMBER 30, 1996 (unaudited)..........         --  $       --   8,203,616  $   82,036 $60,704,631  $ (292,419)
                                                  ----------  ----------   ---------  ---------- -----------  ----------
                                                  ----------  ----------   ---------  ---------- -----------  ----------

                                                     DEFICIT
                                                   ACCUMULATED
                                                   DURING THE      TOTAL
                                                   DEVELOPMENT  STOCKHOLDERS'
                                                      STAGE        EQUITY
                                                  ------------  -------------
BALANCE, JANUARY 17, 1989 (inception)............ $         --    $        --
 Initial issuance of common stock................           --         10,000
 Shares issued for consulting and licensing......           --          2,000
 Sale of common stock............................           --          2,600
 Shares issued pursuant to antidilutive
   agreements....................................           --             --
 Net loss........................................     (460,307)      (460,307)
                                                  ------------    -----------
BALANCE, DECEMBER 31, 1990.......................     (460,307)      (445,707)
 Sale of Series A preferred stock................           --        270,000
 Sale of Series B preferred stock................           --      4,210,119
 Sale of common stock............................           --         30,558
 Shares issued for consulting services...........           --            682
 Shares issued pursuant to antidilutive
   agreements....................................           --             --
 Capital contribution............................           --          9,971
 Dividends on Series A preferred stock...........           --        (18,000)
 Net loss........................................   (1,865,026)    (1,865,026)
                                                  ------------    -----------
BALANCE, DECEMBER 31, 1991.......................   (2,325,333)     2,192,597
 Shares issued pursuant to exercise of stock
   options.......................................           --         16,250
 Sale of Series C preferred stock................           --      1,850,000
 Sale of Series D preferred stock................           --        200,000
 Shares issued pursuant to redemption of notes
   payable.......................................           --        462,406
 Exercise of stock warrants pursuant to
   redemption of notes payable...................           --        221,442
 Shares issued pursuant to exercise of
   warrants......................................           --         34,687
 Dividends on Series A preferred stock...........           --        (36,000)
 Sale of common stock............................           --        295,628
 Amortization of deferred compensation...........           --          4,843
 Net loss........................................   (3,354,974)    (3,354,974)
                                                  ------------    -----------
BALANCE, DECEMBER 31, 1992.......................   (5,680,307)     1,886,879
 Sale of Series D preferred stock................           --      2,000,000
 Dividends on Series A preferred stock...........           --        (36,000)
 Shares issued to the University of
   Pennsylvania..................................           --             --
 Shares issued to Series A preferred stockholder
   in lieu of cash dividends.....................           --         18,000
 Amortization of deferred compensation...........           --          2,421
 Net loss........................................   (2,422,917)    (2,422,917)
                                                  ------------    -----------
BALANCE, DECEMBER 31, 1993.......................   (8,103,224)     1,448,383
 Sales of Series D preferred stock...............           --      2,000,000
 Shares issued pursuant to exercise of stock
   options.......................................           --         14,066
 Sale of Series E preferred stock................           --      9,065,347
 Dividends on Series A preferred stock...........           --        (18,000)
 Shares issued to Series A preferred stockholder
   in lieu of cash dividends.....................           --         54,000
 Net loss........................................   (6,212,249)    (6,212,249)
                                                  ------------    -----------
BALANCE, DECEMBER 31, 1994.......................  (14,315,473)     6,351,547
 Sale of Series F preferred stock................           --     10,091,875
 Dividends on Series A preferred stock...........           --        (36,000)
 Shares issued to Series A preferred stockholder
   in lieu of cash dividends.....................           --         18,000
 Shares issued pursuant to exercise of stock
   options.......................................           --         30,681
 Shares issued to employees in lieu of cash
   compensation..................................           --         44,473
 Shares issued pursuant to exercise of
   warrants......................................           --        299,233
 Deferred compensation related to grant of stock
   options.......................................           --             --
 Shares issued to stockholder in connection with
   the offering..................................           --             --
 Conversion of Series B preferred stock into
   common stock..................................           --             --
 Net loss........................................   (5,066,775)    (5,066,775)
                                                  ------------    -----------
BALANCE, DECEMBER 31, 1995.......................  (19,382,248)    11,733,034
 Sale of common stock in initial public offering,
   net of offering costs (unaudited).............           --     29,127,161
 Conversion of Series A, C, D, E and F preferred
   stock into common stock (unaudited)...........           --             --
 Shares issued pursuant to exercise of stock
   options (unaudited)...........................           --        142,494
 Shares issued pursuant to exercise of warrants
   (unaudited)...................................           --             --
 Shares issued pursuant to Employee Stock
   Purchase Plan (unaudited).....................           --         59,830
 Dividends on Series A Preferred Stock
   (unaudited)...................................           --        (18,000)
 Amortization of deferred compensation
   (unaudited)...................................           --         67,481
 Net loss (unaudited)............................   (4,599,880)    (4,599,880)
                                                  ------------    -----------
BALANCE, SEPTEMBER 30, 1996 (unaudited).......... ($23,982,128)   $36,512,120
                                                  ------------    -----------
                                                  ------------    -----------


        The accompanying notes are an integral part of these statements.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                      PERIOD FROM      PERIOD FROM
                                                                                                       INCEPTION        INCEPTION
                                                                                  NINE MONTHS         (JANUARY 17,     (JANUARY 17,
                                         YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,       1989) TO         1989) TO
                                 ---------------------------------------   ------------------------   DECEMBER 31,    SEPTEMBER 30,
                                    1993          1994          1995          1995         1996           1995            1996
                                 -----------   -----------   -----------   -----------  -----------   ------------    ------------
                                                                           (UNAUDITED)  (UNAUDITED)                    (UNAUDITED)

CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.....................  $(2,422,917)  $(6,212,249)  $(5,066,775)  $(3,649,018) $(4,599,880)  $(19,382,248)   $(23,982,128)
  Adjustments to reconcile net
    loss to cash used in
    operating activities --
    Depreciation and
      amortization.............      194,454       309,303       389,331       278,244      484,467      1,175,595       1,660,062
    Common stock issued for
      non-cash charges and
      other....................        2,421            --            --            --           --         34,962          34,962
    Changes in operating
      assets and liabilities --
      Restricted funds.........      197,338      (112,466)      351,753       314,850      110,718       (221,366)       (110,648)
      Prepaid expenses and
        other..................      (14,169)      (20,686)      (62,030)      (65,459)    (134,198)      (118,681)       (252,879)
      Other assets.............        1,500           416       (11,649)      (11,649)          --        (15,049)        (15,049)
      Accounts payable.........      145,926      (112,219)       82,868       179,944       10,079        301,024         311,103
      Accrued compensation.....      219,418       149,876      (135,880)     (177,197)      16,682         13,996          30,678
      Other accrued expenses...      (32,754)       84,794       201,394        (5,287)    (167,023)       519,399         352,376
      Deferred revenue.........           --            --        41,667       250,000      312,500         41,667         354,167
      Other liabilities........      186,666      (133,606)       21,926        17,953        4,373         74,986          79,359
                                 -----------   -----------   -----------   -----------  -----------   ------------    ------------
      Net cash used in
        operating activities...   (1,522,117)   (6,046,837)   (4,187,395)   (2,867,619)  (3,962,282)   (17,575,715)    (21,537,997)
                                 -----------   -----------   -----------   -----------  -----------   ------------    ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property and
    equipment..................     (490,894)     (975,175)     (875,010)     (613,072)    (667,150)    (3,103,307)     (3,770,457)
  Purchase of short-term
    investments................           --            --            --            --           --     (3,177,000)     (3,177,000)
  Proceeds from sale of short-
    term investments...........           --            --            --            --           --      3,177,000       3,177,000
  Proceeds from sale-leaseback
    of equipment...............           --            --     1,382,027       829,589           --      1,382,027       1,382,027
                                 -----------   -----------   -----------   -----------  -----------   ------------    ------------
    Net cash provided by
      (used in) investing
      activities...............     (490,894)     (975,175)      507,017       216,517     (667,150)    (1,721,280)     (2,388,430)
                                 -----------   -----------   -----------   -----------  -----------   ------------    ------------

        The accompanying notes are an integral part of these statements.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                  (CONTINUED)


                                                                                              PERIOD FROM      PERIOD FROM
                                                                                               INCEPTION        INCEPTION
                                                                       NINE MONTHS  ENDED     (JANUARY 17,     (JANUARY 17,
                                       YEAR ENDED DECEMBER 31,            SEPTEMBER 30,         1989) TO         1989) TO
                                 ---------------------------------  -----------------------   DECEMBER 31,    SEPTEMBER 30,
                                    1993       1994       1995         1995        1996           1995            1996
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
                                                                    (UNAUDITED) (UNAUDITED)                    (UNAUDITED)

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from the issuance
    of notes................... $       -- $        --  $       --  $       --  $        --    $ 1,225,000     $ 1,225,000
  Repayment of notes payable...   (150,000)         --          --          --           --       (565,250)       (565,250)
  Proceeds from issuance of
    short-term debt............         --          --          --          --           --        290,000         290,000
  Repayment of short-term
    debt.......................         --          --          --          --           --       (290,000)       (290,000)
  Proceeds from issuance of
    long-term debt.............  1,010,869     100,000          --          --           --      1,110,869       1,110,869
  Repayment of long-term
    debt.......................   (167,943)   (294,324)   (488,237)   (326,146)    (562,678)      (998,267)     (1,560,945)
  Proceeds from issuance of
    preferred stock, net.......  2,000,000  11,065,347  10,091,875   5,352,583           --     29,497,297      29,497,297
  Proceeds from issuance of
    common stock, net..........         --          --          --          --       59,830        320,835         380,665
  Proceeds from Initial Public
    Offering, net..............         --          --    (409,003)         --   29,536,164       (409,003)     29,127,161
  Proceeds from exercise of
    warrants, net..............         --          --     299,233      37,500           --        333,920         333,920
  Proceeds from exercise of
    stock options..............         --      14,066      30,681       5,728      142,494         60,997         203,491
  Dividends paid...............         --          --     (18,000)    (18,000)     (18,000)       (54,000)        (72,000)
  Issuance costs resulting from
    conversion of notes to
    common stock...............         --          --          --          --           --        (36,402)        (36,402)
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
    Net cash provided by
      financing activities.....  2,692,926  10,885,089   9,506,549   5,051,665   29,157,810     30,485,996      59,643,806
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
NET INCREASE IN CASH
  AND CASH EQUIVALENTS.........    679,915   3,863,077   5,826,171   2,400,563   24,528,378     11,189,001      35,717,379
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD..........    819,838   1,499,753   5,362,830   5,362,830   11,189,001             --              --
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD.................... $1,499,753 $ 5,362,830 $11,189,001  $7,763,393  $35,717,379    $11,189,001     $35,717,379
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
SUPPLEMENTAL
  DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest....... $  128,643 $   158,575 $   200,008  $  141,967  $   203,125    $   793,193     $   996,318
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
  Noncash financing activities --
    Issuance of common stock
      for dividends............ $   18,000 $    54,000 $    18,000  $   18,000  $        --    $    90,000     $    90,000
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
    Issuance of common stock
      to employees in lieu of
      cash compensation........ $       -- $        -- $    44,473  $   44,473  $        --    $    44,473     $    44,473
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------
                                ---------- ----------- -----------  ----------  -----------    -----------     -----------

        The accompanying notes are an integral part of these statements.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MINTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

1. BACKGROUND:

     Neose Technologies, Inc., a development-stage company, formerly Neose Pharmaceuticals, Inc. (the Company), is focused on the enzymatic synthesis of complex carbohydrates and discovers and develops complex carbohydrates for nutritional and pharmaceutical uses. The Company's products in development include breast milk oligosaccharide additives to infant formula, and pharmaceuticals to treat various bacterial infections, such as gastrointestinal and pediatric ear infections and to prevent xenotransplant rejection. The Company has developed proprietary technologies that it believes enables, for the first time, the rapid and cost-efficient production of naturally-occurring oligosaccharides.

     The Company's initial public offering of common stock (the 'Offering') closed on February 22, 1996. The Company sold 2,587,500 shares, including the exercise of the underwriters' over-allotment option on March 4, 1996, of common stock at a public offering price of $12.50 per share. The net proceeds to the Company from the Offering after the underwriting discount and payment of offering expenses were $29,127,000. In connection with the Offering all outstanding shares of Series A, C, D, E, and F Convertible Preferred Stock converted into 2,410,702 shares of common stock (Note 6).

     The Company was incorporated in January 1989, and commenced operations in August 1990. Since its inception, the Company has derived substantially all of its revenues from its strategic alliance with Abbott Laboratories (Note 3); no product revenues have been generated to date. The Company has incurred losses since its inception. The Company anticipates incurring additional losses over at least the next several years. Such losses may fluctuate significantly from quarter to quarter and are expected to increase as the Company expands its research and development activities. Substantial financing will be needed by the Company to fund its operations and to commercially develop its products. There is no assurance that such financing will be available when needed. Operations of the Company are subject to certain risks and uncertainties including, among others, uncertainty of product development, technological uncertainty, dependence on Abbott Laboratories and other collaborative partners, uncertainty regarding patents and proprietary rights, substantial competition, risk of technological obsolescence, comprehensive government regulations, no assurance of product approval, no commercial manufacturing, marketing, or sales capability or experience, limited clinical trial experience, and dependence on key personnel.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Statements

     The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 and the period from inception (January 17, 1989) to September 30, 1996 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for these interim periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for any other interim period or the entire year.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MINTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (Continued)

  Cash and Cash Equivalents

     The Company considers all highly liquid investments consisting of purchases with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1995 and September 30, 1996 consist of $10,114,000 and $35,144,000, respectively of overnight repurchase agreements secured by United States Treasury Notes.

  Property and Equipment

     Property and equipment are stated at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the lease term. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or the lease term, whichever is shorter. The Company uses lives of two to seven years for office, research, and manufacturing equipment.

  Research and Development

     Research and development costs are charged to expense as incurred.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, 'Accounting for Income Taxes,' the objective of which is to recognize the amount of current and deferred income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements as measured by enacted tax laws.

     At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $5,953,000. In addition, the Company had federal research and development credit carryforwards of approximately $561,000. The net operating loss and credit carryforwards begin to expire in 2004 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of significant changes in ownership interest.

     The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                                              DECEMBER 31,
                                                                        ------------------------
                                                                            1994        1995
                                                                        -----------  -----------
Net operating loss carryforwards......................................  $ 1,569,788  $ 2,024,094
Research and development credit carryforwards.........................      454,727      561,058
Start-up costs........................................................    1,487,248    2,027,935
Capitalized research and development..................................    1,497,947    2,109,947
Deferred revenue......................................................           --       14,167
Nondeductible accruals................................................       38,284           --
Nondeductible depreciation and amortization...........................      265,395      397,768
Deferred rent.........................................................       18,040       25,495
Valuation allowance...................................................   (5,331,429)  (7,160,464)
                                                                        -----------  -----------
                                                                        $        --  $        --
                                                                        -----------  -----------
                                                                        -----------  -----------

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

     Due to the uncertainty surrounding the realization of the deferred tax asset, the Company has provided a full valuation allowance against this amount.

  Revenue Recognition

     The Company records revenue from collaborative agreements when the specified services are performed or ratably over the respective terms of the agreements.

  Pro Forma Net Loss Per Share (unaudited)

     Pro forma net loss per share was computed using the weighted average number of common shares outstanding during the period, and includes all convertible preferred stock which converted into shares of common stock immediately prior to the closing of the Offering as if they were converted into common stock on their original dates of issuance. In addition, pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the twelve months immediately preceding the initial public offering has been included in the calculation of shares used in computing pro forma net loss per share as if it was outstanding for all periods in 1995. Common stock equivalents were excluded for all periods presented because they are antidilutive.

  New Accounting Pronouncements

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation.' The Company is required to adopt this standard for the year ending December 31, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement will have no impact on the Company's statements of operations.

  Recapitalization

     In December 1995, the Company's stockholders approved the following actions which became effective upon the closing of the Offering: (i) a one-for-three reverse stock split of the Company's common shares, (ii) a change in the number of authorized shares of common stock and preferred stock to 30,000,000 and 5,000,000, respectively, and (iii) a change in the par value of common stock to $.01 per share. All references in the financial statements to the number of common shares, per share amounts, and stock options and warrants exercisable into common stock have been retroactively restated to reflect these changes.

3. AGREEMENTS WITH ABBOTT LABORATORIES:

     The Company and Abbott Laboratories ('Abbott') entered into collaborative agreements (the 'Abbott Agreements') to develop breast milk oligosaccharides as additives to infant formula and other nutritional products. Abbott has manufacturing rights and further manufacturing development responsibilities for the nutritional additives. Under this strategic alliance, the Company has received approximately $4.7 million in contract payments, license fees, and milestone payments through September 30, 1996. In addition, the Company is to receive $500,000 in January 1997, and $5.0 million within 60 days of the first commercial sale, if any, of infant formula containing the Company's nutritional additive. Abbott will manufacture the nutritional additive for its own use and has agreed to pay the Company ongoing fees based on the dry weight of the infant formula sold containing the nutritional additive. The Company is required to credit $3.75 million of the license fees against the ongoing fees in equal amounts over four years. In addition, Abbott has agreed to renegotiate the fees due the Company on the sale of products containing the nutritional

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

3. AGREEMENTS WITH ABBOTT LABORATORIES: -- (CONTINUED)

additive in any case where the Company has made a contribution that both parties agree will result in a substantial commercial advantage. Abbott may, at any time prior to the first commercial sale, if any, of infant formula containing the Company's nutritional additive, elect to make its license agreement non-exclusive, in which event the license fees payable by Abbott after commercialization would be reduced by 50% and Abbott's obligations to make contract and milestone payments, including the January 1997 payment, and the $5.0 million milestone payment would be terminated. Abbott also has the right to cancel the underlying license agreement upon 60 days' written notice and return the technology, in which event it would have no further funding obligations to the Company. Under the terms of the Abbott agreements, if Abbott fails to make appropriate regulatory filings with the FDA for the addition of Neose oligosaccharides in infant formula prior to December 31, 1997, Neose, at its option, may elect to convert the license of Neose technology to a non-exclusive license to Abbott, in which event the license fees payable by Abbott after commercialization would be reduced by 50%, and Abbott's obligations to make contract and milestone payments, including the $5.0 million milestone payment, would be terminated. The Company anticipates that its manufacturing arrangement with Abbott will assist the Company in developing its own manufacturing capability. As part of the strategic alliance, in January 1993, and April 1994, Abbott invested an aggregate of $4.0 million to acquire 500,000 shares of the Company's Series D Convertible Preferred Stock at $8.00 per share. In February 1996, Abbott invested $2.0 million to acquire 160,000 shares of the Company's common stock in the Company's Offering (Note 1).

     During 1995, Abbott made contractual payments to the Company under the Agreements totaling $1,000,000. In addition, Abbott purchased raw materials from the Company for $105,000 which was included in revenue for the year ended December 31, 1995. In the nine months ended September 30, 1996, Abbott made additional contractual payments to the Company under the Abbott Agreements totaling $1,000,000.

4. PROPERTY AND EQUIPMENT:

                                                                            DECEMBER 31,
                                                                      ----------------------  SEPTEMBER 30,
                                                                          1994       1995         1996
                                                                      ----------  ----------  -------------
                                                                                               (UNAUDITED)
Research equipment..................................................  $1,138,253  $1,413,646   $ 1,630,868
Leasehold improvements..............................................     731,504   1,447,100     1,713,428
Construction in progress............................................     220,709          --       105,169
Manufacturing equipment.............................................     532,554     601,950       650,938
Computer and office equipment.......................................     173,134     208,469       237,912
                                                                      ----------  ----------   -----------
                                                                       2,796,154   3,671,165     4,338,315
Less -- Accumulated depreciation and amortization...................    (596,221)   (985,552)   (1,402,538)
                                                                      ----------  ----------    ----------
                                                                      $2,199,933  $2,685,613   $ 2,935,777
                                                                      ----------  ----------   -----------
                                                                      ----------  ----------   -----------

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

4. PROPERTY AND EQUIPMENT: -- (CONTINUED)

     Depreciation and amortization expense was $194,454, $309,303, $389,331, $278,244 and $416,986 for the years ended December 31, 1993, 1994, and 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

     During 1995, the Company financed certain property including leasehold improvements, manufacturing equipment and construction in progress, in accordance with the lease agreement described in Note 10. Total property and equipment under this capital lease was $1,382,027 at December 31, 1995. Amortization of assets recorded under the capital lease was included with depreciation. Title to this property is owned by the leasing company. At December 31, 1995, other property and equipment totaling $1,116,869 were pledged as collateral for equipment loans (Note 5).

5. LONG-TERM DEBT:

                                                                             DECEMBER 31,
                                                                       ----------------------   SEPTEMBER 30,
                                                                          1994        1995          1996
                                                                       ----------  ----------   -------------
                                                                                                 (UNAUDITED)


Tenant improvement loan due to landlord, interest at 10%, monthly
  principal and interest payments of $10,858 through April 1997......  $  270,169  $  162,018   $   73,537
Equipment loan due to a finance company, interest at 15.5%, monthly principal and interest payments for 48 months subsequent to
  each drawdown of funds.............................................     739,550     496,729      288,414
Equipment loan due to a municipal development corporation, interest at 5%, monthly principal and interest payments of $1,887 through
   September 1999....................................................      95,570      77,288       62,965
Capital lease obligation (Note 9)....................................          --   1,263,044    1,011,485
                                                                       ----------  ----------  -----------
                                                                        1,105,289   1,999,079    1,436,401
Less -- Current portion..............................................    (369,254)   (764,552)    (753,901)
                                                                       ----------  ----------  -----------
                                                                       $  736,035  $1,234,527   $  682,500
                                                                       ----------  ----------  -----------
                                                                       ----------  ----------  -----------

     The Company entered into a Master Equipment Loan ('Equipment Loan') with a finance company. As of September 30, 1996, $1,010,869 had been borrowed. In connection with the Equipment Loan, the Company granted the finance company warrants to purchase 16,668 and 7,072 shares of common stock at $19.50 and $14.85 per share, respectively (Note 7).

     Minimum principal repayments of long-term debt as of December 31, 1995, excluding capitalized lease obligations, were as follows:

1996........................................................  $421,971
1997........................................................   273,994
1998........................................................    23,436
1999........................................................    16,634
                                                              --------
                                                              $736,035
                                                              --------
                                                              --------

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

6. STOCKHOLDERS' EQUITY:

  Common Stock

     The Company's initial public offering closed on February 22, 1996. The Company sold 2,587,500 shares, including the exercise of the underwriters' over-allotment option on March 4, 1996, of common stock at a public offering price of $12.50 per share. The net proceeds to the Company from the Offering after the underwriting discount and payment of offering expenses were $29,127,000. In connection with the Offering all outstanding shares of Series A, C, D, E, and F Convertible Preferred Stock converted into 2,410,702 shares of common stock. Certain of these common shares have registration rights.

     From 1991 through 1995, the Company sold 7,196,884 shares of Convertible Preferred Stock Series A, B, C, D, E and F. On December 7, 1995, all outstanding shares of Series B Convertible Preferred Stock converted into 472,249 shares of common stock. As of December 31, 1995, 5,780,189 shares of convertible preferred stock were outstanding (liquidation preference of $25,629,004 at December 31, 1995). As discussed above, in connection with the Offering, all outstanding shares of Series A, C, D, E and F converted into 2,410,702 shares of common stock (unaudited).

     In 1991, the Company issued $1,225,000 in subordinated notes, with warrants to purchase 204,180 shares of common stock at $3.00 per share. In 1992 and 1993, the Company redeemed the subordinated notes and accrued interest of $183,750 with the Company's common stock or with cash, at the election of the holder. This redemption resulted in the issuance of 107,459 shares of common stock and the payment of $688,500.

     During the year ended December 31, 1995, 99,751 shares of common stock were issued at an exercise price of $3.00 per share, pursuant to the exercise of warrants by the noteholders, 8,589 of the noteholders' warrants expired, 7,810 shares of common stock were issued at fair market value of $5.70 per share as payment for bonuses and other compensation, and 23,400 shares of common stock were issued to a stockholder in connection with the Offering. The deemed value of the shares for accounting purposes were recorded as Offering costs.

     In connection with the issuance of the Series E Convertible Preferred Stock ('Series E'), the Company issued warrants to the placement agent to purchase Series E, which in connection with the Offering converted into warrants to purchase 119,961 shares of common stock at $9.45 per share. During the nine months ended September 30, 1996, 6,538 warrants were exercised to purchase 2,526 shares of common stock via a cashless exercise provision contained in the warrant (Notes 7 and 10).

7. EQUITY PLANS:

  Stock Option Plans

     The Company has three Stock Option Plans, the 1991, 1992, and 1995 Plans, under which maximums of 250,000, 333,333 and 933,333 options, respectively, may be granted at prices not less than 100% of the fair market value of the Company's common stock on the date of grant. The 1995 Stock Option Plan (the 'Plan') incorporates the two predecessor plans and provides for the granting of both incentive stock options and non-qualified stock options to employees, officers, directors, and consultants of the Company as well as issuing shares of common stock directly either through the immediate purchase of shares or as a bonus tied to the individual's performance or the Company's attainment of prescribed milestones. In

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

7. EQUITY PLANS: -- (CONTINUED)






addition, the Plan includes stock appreciation rights to be provided at the Plan administrator's discretion. The stock options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the date of grant. Information with respect to options under the above plans is as follows:

                                                                                 OPTIONS OUTSTANDING
                                                                       --------------------------------------
                                                          AVAILABLE                  PRICE         AGGREGATE
                                                          FOR GRANT     SHARES     PER SHARE         PRICE
                                                          ----------   --------  -------------     ----------
Balance, December 31, 1992..............................     191,307   383,692   $   .09-19.50     $1,481,128
  Granted...............................................    (119,659)  119,659       .90-19.50        392,887
  Canceled..............................................      43,832   (43,832)     1.95-19.50       (476,989)
                                                          ----------  --------                     ----------
Balance, December 31, 1993..............................     115,480   459,519       .09- 9.00      1,397,026
  Granted...............................................    (201,750)  201,750       .09- 5.70        810,338
  Exercised.............................................          --   (35,328)      .09- 5.70        (14,066)
  Canceled..............................................     113,895  (113,895)      .90- 3.75       (321,467)
                                                          ----------  --------                     ----------
Balance, December 31, 1994..............................      27,625   512,046       .09- 9.00      1,871,831
  Authorized............................................     933,333        --              --             --
  Granted...............................................    (349,644)  349,644      5.70-12.54      3,559,636
  Granted outside the Plan..............................          --    69,998     13.80-24.84      1,255,756
  Exercised.............................................          --   (15,638)      .09- 9.00        (30,681)
  Canceled..............................................       5,389    (5,389)      .09- 9.00        (21,439)
                                                          ----------  --------                     ----------
Balance, December 31, 1995..............................     616,703   910,661       .09-24.84      6,635,103
  Granted (unaudited)...................................     (47,932)   47,932     12.13-21.00        852,060
  Exercised (unaudited).................................          --   (52,001)      .09- 9.00       (142,494)
  Canceled (unaudited)..................................      10,998   (10,998)      .90-18.25        (92,313)
                                                          ----------  --------                     ----------
Balance September 30, 1996 (unaudited)..................     579,769   895,594   $   .09-24.84     $7,252,356
                                                          ----------  --------                     ----------
                                                          ----------  --------                     ----------

     At December 31, 1995, options for the issuance of 298,630 shares were exercisable at prices ranging from $.09 to $9.00 per share. At September 30, 1996, options for the issuance of 318,962 shares were exercisable at prices ranging from $.09 to $18.00 (unaudited). At December 31, 1995 and September 30, 1996, the aggregate exercise price of these options was $1,150,815 and $1,313,775, respectively.

     During 1995, options were granted outside of the Plan for 69,998 shares of Common Stock at a weighted average exercise price of $17.94 per share. In December 1995, the Company issued options to employees and recorded deferred compensation of $359,900 for the difference between the deemed value for accounting purposes per share and the exercise price per share and will amortize the deferred compensation amount over the four-year vesting period.

  Stock Warrants

     The following table summarizes outstanding warrants at September 30, 1996. All warrants are currently exercisable and the exercise price is subject to adjustment as set forth in the warrant agreement.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

7. EQUITY PLANS: -- (CONTINUED)

OUTSTANDING  EXERCISE
WARRANTS      PRICE       ISSUANCE DATE         EXPIRATION DATE
-----------  --------  -------------------    --------------------
   16,668    $19.50       June 30, 1993           June 30, 1998
    7,072     14.85     February 16, 1994       February 16, 1999
  113,423      9.45       July 31, 1994           July 31, 1999
   10,527     14.25       June 30, 1995           June 30, 2002
---------
  147,690
---------
---------

8. 401(K) PLAN:

     The Company has a 401(k) Savings Plan (the '401(k) Plan') for employees. Employee contributions are voluntary and are determined on an individual basis with a maximum annual amount equal to the lesser of the maximum amount allowable under federal income tax regulations or 15% of the participant's compensation. The Company matches employee contributions up to specified limits. The Company contributed $28,300, $53,171, $62,270, $48,531, and $47,138 to the 401(k) Plan
for the years ended December 31, 1993, 1994, and 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

9. COMMITMENTS:

Agreements with the University of Pennsylvania:

  License Agreement

     In 1990, the Company entered into an agreement whereby the University of Pennsylvania ('Penn') granted to the Company an exclusive license to use Penn's patent rights and technology to produce certain products. In consideration, the Company issued common stock to Penn pursuant to a Stock Purchase Agreement (see below). In addition, the Company is required to pay Penn royalties based on sales of applicable products. The Company is also required to reimburse Penn for all reasonable fees incident to the acquisition and maintenance of Penn's patent rights. The Company paid $89,530, $70,979, $21,469, $22,201, and $30,563 in patent-related fees on Penn's behalf for the years ended December 31, 1993, 1994, and 1995 and for the nine months ended September 30, 1995 and 1996, respectively. This agreement will terminate upon the expiration of the patent rights.

  Stock Purchase Agreement

     Under the Stock Purchase Agreement, the Company in 1991 issued Penn 147,063 shares of the Company's common stock related to the license agreement and for consulting services.

  Sponsored Research Agreement

     The Company had an agreement with Penn to support research and development activities relating to oligosaccharides. This agreement expired in 1992. Under the agreement, the Company paid Penn research grants of $206,000 in 1992.

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

9. COMMITMENTS: -- (CONTINUED)

Agreement with Bracco Research U.S.A., Inc.:

     In September 1995, the Company entered into a collaborative research agreement with Bracco Research U.S.A., Inc. ('Bracco'). Under the terms of the agreement, the Company will supply Bracco with complex carbohydrates, which Bracco will attach to diagnostically useful agents. The resulting new molecules will be tested and developed. In consideration, Bracco committed to six semiannual payments to Neose in the amount of $125,000, for a total of $750,000. The Company recognized $83,333, $20,833, and $187,500 of revenue under this agreement for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

  Employment Agreements

     In November 1994, the Company entered into a three-year employment agreement with its President and Chief Financial Officer which provides for certain annual base salaries and bonuses of up to 50% of base salary at the discretion of the Compensation Committee of the Board of Directors. In connection with this agreement, the Company granted options to purchase 100,000 shares of common stock at $5.70 per share, 20,000 of which vested immediately with the remainder vesting ratably over four years (Note 7).

     In April 1996, the Company entered into a one-year employment agreement with its Vice President of Drug Development. The employment agreement provides for an annual base salary and a bonus of up to 25% of base salary at the discretion of the Chief Executive Officer.

  Leases

     In January 1992, the Company entered into a ten-year operating lease for office and laboratory facilities effective May 1992. The lease includes escalation clauses and is cancelable by the Company after five or seven years. Pursuant to this lease, the Company is required to maintain an escrow balance which is reduced ratably over the lease term.

     On August 30, 1996, the Company entered into a construction agreement for the planned expansion of its manufacturing capabilities. For this expansion, the Company expects to make capital expenditures totaling approximately $7.5 million, beginning in the fourth quarter of 1996. In connection with this expansion, on December 5, 1996, the Company entered into a non-binding letter of intent with the owner of the leased facility to purchase the facility for approximately $3.8 million contingent upon, among other things, the Company obtaining financing for the acquisition.

     In June 1995, the Company entered into a master equipment lease agreement with a finance company which provides for up to $1,500,000 in financing, of which $1,382,027 had been drawn as of September 30, 1996. In connection with the lease, the Company granted the lessor warrants to purchase 10,527 shares of common stock at $14.25 per share (Note 7).

                            NEOSE TECHNOLOGIES, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE MONTHS
      ENDED SEPTEMBER 30, 1995 AND 1996 AND FOR THE PERIOD FROM INCEPTION
             (JANUARY 17, 1989) TO SEPTEMBER 30, 1996 IS UNAUDITED)

9. COMMITMENTS: -- (CONTINUED)

     Future minimum lease payments under the Company's leases as of December 31, 1995 are as follows:

                                                         OPERATING   CAPITAL
                                                           LEASES     LEASES
                                                         --------- ----------
1996.................................................... $310,277  $  527,382
1997....................................................  107,862     527,382
1998....................................................       --     563,695
                                                         --------  ----------
Total minimum lease payments............................ $418,139   1,618,459
                                                         --------
                                                         --------
Less -- Amount representing interest....................             (355,415)
                                                                   ----------
Present value of future minimum lease payments..........            1,263,044
Less -- Current portion.................................             (342,581)
                                                                   ----------
                                                                   $  920,463
                                                                   ----------
                                                                   ----------

     Rent expense was $220,644, $322,275, $309,249, $231,937, and $231,937 for
the years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1995 and 1996, respectively. In addition, the Company has recorded a deferred rent liability for escalating rent payments in future years of $74,986 at December 31, 1995.

10. RELATED PARTY TRANSACTIONS:

     In 1994, the Company entered into an agreement with Paramount Capital, Inc. ('Paramount') for the private placement of the Series E. The sole shareholder of Paramount is a member of the Company's Board of Directors. The Company paid $1,246,505 in commissions and expenses pursuant to the agreement. Additionally, Paramount received warrants to purchase 216,780 shares of the Company's Series E at $5.23 per share.

     In 1995, Paramount acted as a placement agent for a portion of the Series F Convertible Preferred Stock. The Company paid $425,247 in commissions to Paramount in the year ended December 31, 1995. In addition, in December 1995 the Company granted to an employee of Paramount options to purchase 49,999 shares of Common Stock at a weighted average exercise price of $17.94 per share, vesting in various amounts over five years, for financial advisory services.

     In February 1994, a member of the Company's Board of Directors advanced the Company $440,000 to fund the Company's restricted funds account held in escrow pursuant to the Company's facility lease. In April 1994, the Company repaid this balance.

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         No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering, other than those made in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Placement Agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors..............................................................   7
Use of Proceeds...........................................................  16
Dividend Policy...........................................................  16
Price Range of Common Stock...............................................  16
Capitalization............................................................  17
Dilution..................................................................  18
Selected Financial Data...................................................  19
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........................  20
Business..................................................................  25
Management................................................................  42
Certain Transactions......................................................  53
Principal Stockholders....................................................  55
Description of Capital Stock..............................................  56
Shares Eligible for Future Sale...........................................  59
Plan of Distribution......................................................  61
Legal Matters.............................................................  62
Experts...................................................................  62
Available Information.....................................................  62
Index to Financial Statements............................................. F-1

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                                1,250,000 Shares




                         [NEOSE TECHNOLOGIES, INC. LOGO]






                                  Common Stock

                                -----------------

                                   PROSPECTUS

                                -----------------







                      Vector Securities International, Inc.











                                January 23, 1997

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